UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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BOISE INC.
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Notice of
2012 Annual Shareholders' Meeting
and Proxy Statement

TABLE OF CONTENTS		Page No.

CHAIR'S LETTER TO SHAREHOLDERS

NOTICE OF 2012 ANNUAL SHAREHOLDERS' MEETING

PROXY STATEMENT SUMMARY		1

SOLICITATION OF PROXIES AND VOTING		4
In this section, you will find information about:
•	Internet availability of our proxy materials, annual reports on Form 10-K, and other reports and policies
•	Our record date and voting at our annual shareholders' meeting
•	Our proxy solicitation practices
•	What you can do if you wish to household annual meeting materials
•	How to submit a shareholder proposal for inclusion in next year's proxy statement

PROPOSALS TO BE VOTED ON
Proposal No. 1 - Election of Directors		6
Proposal No. 2 - Advisory Approval of Our Executive Compensation Program		14
Proposal No. 3 - Ratification of Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2012		15

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS		16
In this section, you will find information about:
•	Our Corporate Governance Guidelines
•	Our director independence standards
•
Board and committee matters, including communicating with our board, our board leadership structure, our board's role in our risk management processes, our risk analysis of employee compensation policies and practices, our board's practice of holding executive sessions, our board members' 2011 meeting attendance rates, and our committee responsibilities

•	Our director selection process, including suitability of candidates, our consideration of diversity in our nomination process, and shareholder nominations for our board of directors
•	Our board and committee evaluations process
•	Our Code of Ethics for our board of directors
Director Compensation		26
In this section, you will find information about:
•	Our director compensation, including meeting attendance fees and equity awards
•	Our directors deferred compensation plan
•	Stock ownership guidelines for our directors
Director Compensation Table		29

SECURITY OWNERSHIP		30
In this section, you will find information about our stock ownership guidelines and hedging policy for our directors and elected officers
Beneficial Ownership of Greater Than 5% of Our Outstanding Common Stock		31
Beneficial Ownership of Our Directors and Executive Officers		33

i

EQUITY COMPENSATION PLAN INFORMATION	35

EXECUTIVE COMPENSATION
Compensation Committee Report	36
Compensation Discussion and Analysis	37
In this section, you will find information about our executive compensation program, including:
• An executive summary and other highlights
• Our compensation philosophy
• Data considerations and benchmarking and peer group data
• Our compensation mix, including base pay, short- and long-term incentive awards, dividend equivalent awards, post-employment compensation, and employment and retirement benefits
• Stock ownership guidelines for our elected officers
• The roles of our executive compensation consultant and management in our executive compensation decisions
• Tax considerations in our executive compensation decisions
• Our executive compensation recovery policy
Risks associated with our compensation policies and practices
Summary Compensation Table	51
Grants of Plan-Based Awards Table	55
Outstanding Equity Awards at Fiscal Year-End Table	57
Option Exercises and Stock Vested Table	59
Pension Benefits Information and Table	60
Nonqualified Deferred Compensation Information and Table	63
Severance Tables	65

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	71

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS	72
In this section, you will find information about our related party transactions and our policies and procedures for related-person transactions

AUDIT COMMITTEE MATTERS	73
In this section, you will find information about our policies and procedures for preapproval of audit and nonaudit services and fees we paid to KPMG
Audit Committee Report	73

INFORMATION ABOUT ATTENDING OUR 2012 ANNUAL SHAREHOLDERS' MEETING	75

ii

CHAIR'S LETTER TO SHAREHOLDERS
Dear Fellow Shareholders:
This past year was our most successful since our inception. The goals we set last year were enhancement of shareholder return from operational excellence, growth when strategic opportunities were available at sensible prices, and disciplined allocation of capital. We achieved these goals.
We expanded our packaging business and improved our competitive position through the acquisitions of Tharco Packaging and Hexacomb, delivered record EBITDA, generated strong cash flow, and returned capital to shareholders through dividends and share repurchases. We delivered this performance while maintaining our sharp focus on our core values of safety and customer satisfaction.
While very pleased with our performance last year, we will continue, during 2012 and future years, to focus on producing a superior return on capital, generating value for our shareholders through high performing operations, targeted growth at reasonable prices, and disciplined allocation of capital.
Our declaration of a $0.48 per share dividend, paid March 21, 2012, is consistent with our commitment to producing outstanding shareholder return. This is the third consecutive year in which we have paid a special dividend. With this special dividend, we have returned $249 million in capital to shareholders through dividends and share repurchases during the 16 months from December 2010 through March 2012.
On behalf of your board of directors, I thank and congratulate Alexander Toeldte, our president and chief executive officer, our entire management team, and each of our approximately 5,400 Boise employees for outstanding operating performance and delivering value to our shareholders.
Cordially,
Carl A. Albert
Chair of the Board of Directors

BOISE INC.
NOTICE OF 2012 ANNUAL SHAREHOLDERS' MEETING

Time and Date:	9:00 a.m. Mountain Daylight Time Wednesday, April 25, 2012

Place:	Boise Plaza Building 1-West Conference Room 1111 West Jefferson Street Boise, Idaho 83702-5388

Record Date:	Friday, March 16, 2012
Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible. For your convenience, a summary of the items to be voted on at the meeting follows.
Thank you.
By order of the board of directors,
Karen E. Gowland
Senior Vice President, General Counsel and Secretary

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Meeting Agenda and Voting Matters

Board Vote Recommendation

Election of three directors	FOR EACH DIRECTOR NOMINEE

Advisory approval of our executive compensation program	FOR

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012	FOR

Transaction of other business properly presented at the meeting
Board Nominees
Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The three members of Class I, Messrs. Albert, Lenz, and Weiss, are standing for election as directors at our 2012 annual shareholders' meeting, to hold office for three-year terms expiring in 2015. The following table provides summary information about each of these director nominees. During 2011, Messrs. Albert, Lenz, and Weiss attended 100%, 93%, and 100% of the board and committee meetings on which they served, respectively.

Name and Age	Director Since	Occupation	Independent	Committee Memberships					Other Public Company Boards
				Executive	Audit	Compensation	Governance	Nominating

Carl A. Albert Age - 70	2007	Board Chair & CEO of Fairchild Venture Capital Corporation	X	X (Chair)	X	X	X	X (Chair)	Great Lakes Dredge & Dock Corporation

Heinrich R. Lenz Age - 56	2010	President & CEO of Sun Chemical Corporation	X		X	X			None

Jason G. Weiss Age - 42	2007	Managing Member & Sole Owner of Terrapin Palisades Ventures, LLC	X			X	X		Great Lakes Dredge & Dock Corporation
Executive Compensation Advisory Approval
We are asking shareholders to approve, on a nonbinding advisory basis, the overall executive compensation policies and procedures employed by us for our named executive officers. Our board of directors recommends a FOR vote because it believes our compensation policies and practices support our goal of aligning our officers' pay with company performance and, thus, shareholder interests.

Executive Compensation Elements

•
We target annual base pay at the 50th percentile of the market. We believe this enables us to effectively retain and recruit the talented officers we need to achieve strong financial and operational goals.

•
We provide at-risk pay opportunities linked to achievement of short- and long-term goals that benefit shareholders. These compensation elements are also structured so target payouts are set at the 50th percentile of the market. These short- and long-term incentives comprise a significant portion of each officer's total compensation opportunity, since they are designed to motivate and reward our officers for maximizing shareholder value.

•
Long-term performance is the most important measure of our success because we manage our operations and business affairs for the long-term benefit of our shareholders. For 2011, our named executive officers received long-term equity incentive compensation opportunities in a mixture of time-vesting restricted stock or restricted stock units, performance units, and stock options.

•
Our annual incentive compensation opportunities are tied to achievement of financial goals and individual contributions to the company or individual lines of business. Because we are a manufacturing company, we also link a small portion of at-risk annual short-term incentive pay to the achievement of safety goals.

•	We provide limited perquisites, including only those benefits that are consistent with competitive practice as necessary to attract and retain key executives.
Other Key Compensation Elements

•	We have an executive compensation recovery (clawback) policy.

•	We do not have single-trigger change in control agreements, and our executives' severance agreements do not contain gross-up provisions.

•	We have stock ownership guidelines for our directors and elected officers that require retention of shares until specific targets are met.

•
We froze our defined benefit pension plan in 2009. For those officers who had benefits under the Supplemental Pension Plan (SUPP) and/or Supplemental Early Retirement Plan (SERP), these were also frozen.

•	We eliminated the financial counseling allowance for our executive officers effective April 2011.
2011 Business Performance and Compensation Highlights

•	Our operating income was the highest since our inception as a public company nearly four years ago.

•	We achieved our best safety performance in our history.

•	We focused our investments on products driven by packaging demand, acquiring two new packaging-based businesses.

•	Through dividends and share repurchase programs, we returned $249 million in capital to shareholders during the 16 months from December 2010 through March 2012.
2011 Summary Compensation Table
The following Summary Compensation Table sets forth the 2011 compensation for each of our named executive officers as determined under Securities and Exchange Commission (SEC) rules, and highlights that a significant portion (stock awards, option awards, and non-equity incentive plan compensation) is considered “at risk.” The SEC's calculation of Total compensation includes several items driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by our named executive officers in 2011.

Named Executive Officer and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Alexander Toeldte President & Chief Executive Officer	$803,654	$1,484,349	$561,429	$1,032,718	$1,738	$15,552	$3,899,440

Samuel K. Cotterell Senior Vice President & Chief Financial Officer	381,731	424,873	122,115	308,683	52,727	16,584	1,306,713

Robert A. Warren Executive Vice President & Chief Operating Officer	408,654	471,208	174,454	410,051	111,907	16,032	1,592,306

Karen E. Gowland Senior Vice President, General Counsel & Secretary	353,654	257,218	90,397	284,630	238,273	47,211	1,271,383

Judith M. Lassa Senior Vice President, Paper & Specialty Products	353,654	260,108	90,397	283,093	239,492	36,239	1,262,983
Auditors
As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent auditor for 2012. The following table provides summary information about KPMG 's fees for services provided to us in 2011.

Audit Fees	$1,985,000
Audit-Related Fees	4,000
Tax Fees	—
All Other Fees	—
Total	$1,989,000

2013 Annual Meeting
According to SEC rules, to be considered for inclusion in next year's proxy statement, our corporate secretary must receive shareholder proposals at the address shown below not later than November 19, 2012.
Boise Inc.
Attention: Corporate Secretary
PO Box 990050
Boise, ID 83799-0050
Additionally, our Bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting not less than 120 nor more than 150 days prior to our 2013 annual shareholders' meeting.

SOLICITATION OF PROXIES AND VOTING
Internet Availability of Proxy Materials, Annual Reports on Form 10-K, and Other Reports and Policies
You may view a complete copy of our proxy statement and 2011 annual report on Form 10-K by visiting our website at www.boiseinc.com and selecting Investors and then Annual Meeting and Proxy Materials. We will begin mailing our proxy statement, 2011 annual report on Form 10-K, and a proxy card to shareholders of record on or about March 26, 2012.
You may view complete copies of all of our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, financial information, and other reports and policies, by visiting our website at www.boiseinc.com and selecting Investors and then SEC Filings.
Record Date and Voting at Our 2012 Annual Shareholders' Meeting
Shareholders owning our common stock at the close of business on Friday, March 16, 2012 (the Record Date) may vote at our 2012 annual shareholders' meeting. On the Record Date, 100,471,037 shares of our common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at our 2012 annual shareholders' meeting.
All valid proxies properly executed and received by us prior to our 2012 annual shareholders' meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

•	FOR the election of the three director nominees;

•	FOR the advisory approval of our executive compensation program; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.
Your shares will also be voted on any other matters presented for a vote at the meeting in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy and change your vote at any time before our 2012 annual shareholders' meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting in person at our 2012 annual shareholders' meeting.
We have appointed Continental Stock Transfer & Trust Company (Continental Stock) as our independent tabulator to receive and tabulate all votes cast at our 2012 annual shareholders' meeting. Continental Stock will determine whether a quorum is present.
We have appointed Cydni J. Waldner, of Waldner Law Office L.L.C., as our independent inspector of election to certify the vote results.
A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy. Abstentions and “broker nonvotes” will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker nonvote” occurs when a broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will NOT have discretionary power with respect to the election of our three director nominees or the advisory vote approving our executive compensation program. Brokers will have discretionary power with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.
The three director nominees who receive the greatest number of votes will be elected as directors. Abstentions and broker nonvotes will have no effect on the outcome of this proposal.

The advisory vote approving our executive compensation program will be determined by the affirmative vote of a majority of shares present at the meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.
The proposal to appoint KPMG LLP as our independent registered public accounting firm for 2012 will be ratified by the affirmative vote of a majority of shares present at the meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.
Proxy Solicitation
Our board of directors is soliciting your proxy. We will not retain a proxy solicitor; however, our employees and directors may solicit proxies by mail, telephone, email, or in person. Our employees and directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us.

Householding of Annual Meeting Materials
Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2011 annual report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:
Broadridge Householding Department
51 Mercedes Way
Edgewood, NY 11717
Toll-Free Number: 1-800-542-1061
If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.
Shareholder Proposals for Inclusion in Next Year's Proxy Statement
According to SEC rules, to be considered for inclusion in next year's proxy statement, our corporate secretary must receive shareholder proposals at the address shown below not later than November 19, 2012.
Boise Inc.
Attention: Corporate Secretary
PO Box 990050
Boise, ID 83799-0050
Additionally, our Bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting not less than 120 nor more than 150 days prior to our 2013 annual shareholders' meeting.
Please refer to Article II, Section 4 of our Bylaws for an outline of the information a shareholder's notice must include regarding director nominees and other business to be brought before a shareholders' meeting.
You may view a complete copy of our Bylaws by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Bylaws.

PROPOSALS TO BE VOTED ON
Proposal No. 1 - Election of Directors
Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the term expiration dates for, each class are:

Class	Director Members	Term Expiration Date

I	Carl A. Albert	Date of 2012 annual shareholders' meeting
Heinrich R. Lenz
Jason G. Weiss

II	Jonathan W. Berger	Date of 2013 annual shareholders' meeting
Jack Goldman

III	Nathan D. Leight	Date of 2014 annual shareholders' meeting
Alexander Toeldte
At each succeeding annual shareholders' meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal.
Nominees
Three nominees, Messrs. Albert, Lenz, and Weiss, are standing for election as directors at our 2012 annual shareholders' meeting to hold office for three-year terms expiring in 2015.
Your shares will be voted according to your instructions. If you return your signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the three director nominees. To be elected to our board of directors, the director nominees must receive a plurality of the votes cast by our shareholders present in person or by proxy and entitled to vote. If a director nominee who is a continuing director is not reelected, he will remain in office until a successor is elected or until his earlier resignation or removal.
The three director nominees have confirmed their availability for election. If any of the director nominees becomes unavailable to serve as a director for any reason prior to our 2012 annual shareholders' meeting, our board of directors may substitute another person as a director nominee. In that case, your shares will be voted FOR the substitute director nominee.
Additional information follows for the three director nominees and the directors continuing in office, particularly concerning their business experience and qualifications, as well as attributes and skills that led our board to conclude that person should serve as a director of the company. During the past ten years, none of our directors has been a party to any legal or bankruptcy proceedings reportable under SEC rules.
Our board of directors unanimously recommends shareholders vote FOR Messrs. Albert, Lenz, and Weiss, our three director nominees.

Carl A. Albert, 70 - Nominee
Mr. Albert serves as our board chair. He has served as a director of the company since its inception in 2007.
Business Experience
Since April 2000, Mr. Albert has served as the chair of the board and chief executive officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, chair of the board, and chief executive officer of Fairchild Aerospace Corporation and Fairchild Dornier Corporation and chair of the supervisory board of Dornier Luftfahrt, GmbH, all aircraft manufacturing companies. From 1989 to 1990, Mr. Albert was a private investor. After providing start-up venture capital, he served from 1981 to 1988 as chair of the board and chief executive officer of Wings West Airlines, a regional airline that was acquired by AMR Corporation, parent of American Airlines, in 1988. Following the acquisition, Mr. Albert served as president until 1989. Prior to this, he was an attorney practicing business, real estate, and corporate law.
Education

•	B.A., University of California at Los Angeles

•	L.L.B., University of California at Los Angeles, School of Law
Current public company directorships, other than Boise Inc.

•
Great Lakes Dredge & Dock Corporation - provider of global dredging services and domestic commercial and industrial demolition services (Mr. Albert serves as chair of Great Lakes' audit committee and a member of its compensation committee)

Prior directorships held during past five years at any public company or registered investment company

•	None
Attributes and skills that led our board to conclude Mr. Albert should serve as a director of the company

•	Extensive experience as a former chief executive officer and board chair of a capital-intensive industry

•	International business experience

•	Legal expertise

Jonathan W. Berger, 53
Mr. Berger has served as a director of the company since its inception in 2007. Mr. Berger is the cousin of Nathan D. Leight, one of our directors.
Business Experience
Since September 2010, Mr. Berger has been the chief executive officer of Great Lakes Dredge & Dock Corporation, a provider of global dredging services and domestic commercial and industrial demolition services. Prior to that time, and since August 2009, Mr. Berger had been the managing partner of Tellurian Partners, LLC, a consulting and financial advisory business. From December 2001 to July 2009, Mr. Berger was associated with Navigant Consulting, Inc., an NYSE-listed consulting firm, and was the managing director and co-leader of that firm's corporate finance practice. He was also president of Navigant Capital Advisors, L.L.C., Navigant Consulting, Inc.'s registered broker-dealer, from October 2003 to July 2009. From 2000 to 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From 1983 to 1999, Mr. Berger was employed by KPMG LLP, an independent public accounting firm, and served as a partner from 1991 to 1999, where he led the corporate finance practice for three of those years.
Education

•	B.S., Cornell University

•	M.B.A., Emory University
Current public company directorships, other than Boise Inc.

•	Great Lakes Dredge & Dock Corporation - provider of global dredging services and domestic commercial and industrial demolition services
Prior directorships held during past five years at any public company or registered investment company

•	None
Attributes and skills that led our board to conclude Mr. Berger should serve as a director of the company

•	Extensive accounting background, with over 25 years of accounting experience

•	Certified public accountant

•	Holds a masters of business administration

Jack Goldman, 71
Mr. Goldman has served as a director of the company since February 2008.
Business Experience
From January 2006 to December 2009, Mr. Goldman was a senior attorney at the law firm of Theodora & Oringher PC in Los Angeles and, in January 2010, became of counsel to the firm. From May 2002 to January 2006, Mr. Goldman was of counsel to the law firm of Miller & Holguin, at which time it merged with his current firm. Mr. Goldman was a partner in the law firm of Arter & Hadden from 1994 to 2000 and thereafter was of counsel to that firm until 2002. During the period April 2001 to December 2007, Mr. Goldman also served as chair and chief executive officer of Business Protection Systems International, Inc., a privately held provider of proprietary software solutions for business continuity and risk management programs for business and public sector clients. He continued to serve as a director through March 2009 when he was elected again as board chair, the position he currently holds. From 1989 to 1994, he was a partner in the law firm of Keck, Mahin & Cate. Mr. Goldman engaged in private practice through his own law firm from 1980 to 1989. Mr. Goldman was general counsel of Superscope, Inc., a multinational manufacturer and distributor of brand name consumer audio products from 1975 to 1980. While at Superscope, he also served as treasurer and vice president of administration. Mr. Goldman was admitted to practice law in California in 1966 and engaged in private practice until 1975, when he became employed by Superscope.
Education

•	B.A., Lafayette College

•	J.D., University of California at Los Angeles, School of Law
Current public company directorships, other than Boise Inc.

•	None
Prior directorships held during past five years at any public company or registered investment company

•	None
Attributes and skills that led our board to conclude Mr. Goldman should serve as a director of the company

•	Expertise in business continuity and risk management programs

•	Extensive experience with corporate governance matters

•	Legal expertise

Nathan D. Leight, 52
Mr. Leight has served as a director of the company since its inception in 2007. Mr. Leight is the cousin of Jonathan W. Berger, one of our directors.
Business Experience
Mr. Leight has been the senior managing member of Terrapin Partners, LLC since 1998 and the managing member and chief investment officer of Terrapin Asset Management, LLC since 2002. Terrapin Partners, LLC is a private investment management firm focused on private equity investing. Terrapin Asset Management, LLC manages alternative investment vehicles, including multi-manager hedge fund portfolios. Mr. Leight was chair of the board of Aldabra Acquisition Corporation, a publicly traded blank check company, from its inception in 2004 until it merged with Great Lakes Dredge & Dock Corporation in 2006. Previously, Mr. Leight served as the chief executive officer of e-STEEL L.L.C., an Internet-based steel market place, and the chief executive officer of VastVideo, Inc., a special interest video content and technology provider.
Education

•	A.B., Harvard College (cum laude)
Current public company directorships, other than Boise Inc.

•
Great Lakes Dredge & Dock Corporation - provider of global dredging services and domestic commercial and industrial demolition services (Mr. Leight serves as Great Lakes' board chair and chair of its nominating and corporate governance committee)

Prior directorships held during past five years at any public company or registered investment company

•	TradeStation Group, Inc. - online brokerage firm serving active trader and certain institutional trader markets
Attributes and skills that led our board to conclude Mr. Leight should serve as a director of the company

•	Over 25 years of experience in asset and hedge fund management, venture capital, and private equity investing

•	Expertise in capital markets

Heinrich R. Lenz, 56 - Nominee
Mr. Lenz has served as a director of the company since February 2010.
Business Experience
Mr. Lenz has served as president and chief executive officer of Sun Chemical Corporation, a producer of printing inks and pigments, since January 2008. In April 2011, Mr. Lenz assumed additional responsibilities as an executive director of DIC Corporation, Sun Chemical's parent company. From 2002 to 2007, Mr. Lenz served as Sun Chemical's senior vice president and chief financial officer/president, Latin America. From 1997 to 2002, Mr. Lenz was employed by Fairchild Aerospace, a manufacturer of corporate jets and aircraft for regional airlines, serving first as executive vice president and chief financial officer and then as president and chief executive officer of Fairchild Aircraft Inc. From 1980 to 1997, Mr. Lenz was employed by Allied Signal Aerospace in its aerospace, automotive, specialty chemicals, plastics, and engineered materials businesses, ultimately being promoted to vice president, finance. From 1976 to 1980, Mr. Lenz was employed by the German Internal Revenue Service.
Education

•	B.S. (Finance and Taxes), University of Edenkoben, Germany

•	M.S. (Business and Administration), University of Wiesbaden, Germany
Current public company directorships, other than Boise Inc.

•	None
Prior directorships held during past five years at any public company or registered investment company

•	None
Attributes and skills that led our board to conclude Mr. Lenz should serve as a director of the company

•	Extensive international business experience

•	Extensive financial background, with over 30 years of accounting experience

•	Experience as chief executive officer of a capital-intensive, global company

Alexander Toeldte, 52
Mr. Toeldte has served as the company's president and chief executive officer and a director since February 2008.
Business Experience
Mr. Toeldte joined Boise Cascade Holdings, L.L.C., in early October 2005 as president of the company's Packaging and Newsprint segment and, in late October 2005, became its executive vice president, Paper and Packaging and Newsprint segments. From 2004 to 2006, Mr. Toeldte was chair of Algonac Limited, a private management and consulting firm based in Auckland, New Zealand. Mr. Toeldte's previous experience includes: serving as executive vice president of Fonterra Co-operative Group, Ltd., and chief executive officer of Fonterra Enterprises (Fonterra, based in New Zealand, is a global dairy company); previously, Mr. Toeldte served in various capacities with Fletcher Challenge Limited Group (formerly one of the largest companies in New Zealand with holdings in paper, forestry, building materials, and energy), including as chief executive officer of Fletcher Challenge Building and as chief executive officer of Fletcher Challenge Paper, both of which were publicly traded units of the Fletcher Challenge Limited Group; and Mr. Toeldte served as a partner at McKinsey & Company in Toronto, Brussels, Montreal, and Stockholm. Mr. Toeldte is the chairman of the board of directors of the American Forest & Paper Association (AF&PA).
Education

•	Economics, Albert-Ludwigs-Universität, Freiburg, Germany

•	M.B.A., McGill University, Montreal, Canada
Current public company directorships, other than Boise Inc.

•	None
Prior directorships held during past five years at any public company or registered investment company

•	None
Attributes and skills that led our board to conclude Mr. Toeldte should serve as a director of the company

•	Previous experience as chief executive officer of a publicly traded company

•	Previous experience as board chair of a publicly traded company

•	Extensive international business experience across a wide variety of industries

•	Extensive experience in capital-intensive industries

•	Management consulting experience

Jason G. Weiss, 42 - Nominee
Mr. Weiss has served as a director of the company since its inception in 2007. Mr. Weiss serves on our board as a designee of the Aldabra Majority Holders (as defined in the Investor Rights Agreement).
Business Experience
Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC since June 2009. Terrapin Palisades Ventures, LLC is a private investment company and is also a general partner of the Terrapin-Fabbri Management Company LLC, which serves as the general partner of several agricultural investment partnerships. In June 2009, Mr. Weiss sold his interest in Terrapin Partners, LLC, Terrapin Asset Management, LLC, and TWF Management Company LLC, all private equity and asset management companies in which he had been a managing member and the co-founder since 1998. From 2004 to 2006, he was chief executive officer of Aldabra Acquisition Corporation, a publicly traded blank check company, which merged with Great Lakes Dredge & Dock Corporation in 2006. During 2004, Mr. Weiss served as a managing member of American Classic Sanitation LLC. From 1999 to 2000, he served as the chief executive officer and executive vice president of strategy of PaperExchange.com. During 1998 and 2000, Mr. Weiss served as a managing member of e-STEEL LLC.
Education

•	B.A., University of Michigan (with Highest Distinction)

•	J.D., Harvard Law School (cum laude)
Current public company directorships, other than Boise Inc.

•
Great Lakes Dredge & Dock Corporation - provider of global dredging services and domestic commercial and industrial demolition services (Mr. Weiss serves as chair of Great Lakes' compensation committee and a member of its nominating and corporate governance committee)

Prior directorships held during past five years at any public company or registered investment company

•	None
Attributes and skills that led our board to conclude Mr. Weiss should serve as a director of the company

•	Extensive experience with private equity and asset management companies

•	Previous experience as chief executive officer in a variety of industries

•	Legal expertise

Proposal No. 2 - Advisory Approval of Our Executive Compensation Program
We are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our executive officers. Our compensation philosophy is designed to emphasize a focus on total compensation, with a large portion of our executive officers' pay considered variable, or “at risk,” and thus aligned with shareholder interests. We seek to pay for performance so that we can recruit and retain the talented employees necessary to drive financial and operational results. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture.
Our executive compensation decisions over the last 12 months demonstrate our commitment to align executive compensation with company performance and shareholder interests. Some of our highlights include:

•	Our 2011 net income was $75.2 million, or $0.70 per diluted share, and our operating income was the highest since our inception as a public company nearly four years ago.

•	In 2011, we achieved our best safety performance in our history, and we believe our recordable incident rate is among the best in the paper and packaging industry.

•	We focused our investments on products driven by packaging demand, acquiring two new packaging-based businesses.

•	Through dividends and share repurchase programs, we returned capital to shareholders.

•
Base salary increases for our named executive officers were minimal. Only our chief financial officer, who was promoted to the position at the beginning of the year, received an increase in excess of 1.5% of his salary.

•
Short-term incentive award payouts for 2011 were above target, based on solid company financial and safety performance and the strong performance of our individual named executive officers during 2011.

•
In 2011, we resumed our practice of granting annual long-term equity incentive plan awards to our officers and key managers to reflect our emphasis on long-term compensation and our philosophy of aligning the interests of our executive officers with the interests of our shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
Our board of directors has determined the best way to allow shareholders to vote on our executive compensation program is through the following resolution:
RESOLVED, that the compensation paid to the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is hereby APPROVED.
Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.
Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the overall executive compensation policies and procedures employed by us for our named executive officers.

Proposal No. 3 - Ratification of Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2012
The audit committee of our board of directors is responsible for the engagement of our independent auditor and appointed KPMG LLP (KPMG) in that capacity effective February 15, 2012.
Although ratification is not required by our Bylaws or otherwise, our board of directors is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. The audit committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our shareholders' vote. Even if the selection of KPMG is ratified, the audit committee may change the appointment at any time during the year if it determines a change would be in the best interests of the company and our shareholders.
Representatives of KPMG will be present at our annual shareholders' meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
For information on the services KPMG has provided for us, please refer to the Fees Paid to KPMG section in this proxy statement.
Our board of directors unanimously recommends shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines (the Guidelines) to assist the board in exercising its responsibilities. The Guidelines reflect our board's commitment to monitor the effectiveness of policy and decision making, both at the board and management levels. Our board of directors believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, or our Certificate of Incorporation or Bylaws. Our board of directors may modify the Guidelines from time to time on the recommendation of the governance committee and as deemed appropriate by our board of directors.
You may view a complete copy of the Guidelines by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Governance Guidelines.
Director Independence
Our directors believe board independence is crucial and is the key for the board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.
We list our common stock and other securities on the New York Stock Exchange (NYSE). The NYSE rules require that a majority of our directors be independent from management. For a director to be independent under the NYSE's rules, our board must determine affirmatively that he or she has no material relationship with us.
To assist in making this determination, our board adopted the NYSE's independence standards. For purposes of these standards, we include Boise Inc. and our subsidiaries. An immediate family member includes a spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.
A director is not independent if:

•
He or she is, or has been within the last three years, or an immediate family member is, or has been within the last three years, one of our executive officers (consistent with NYSE interpretative guidance, a director's prior service as a nonemployee officer of a special purpose acquisition company (SPAC) will not preclude the board from finding the director is independent, as long as the director served as an officer without compensation and resigned his or her position as a SPAC officer upon the acquisition of the operating company);

•
He or she has received, or an immediate family member has received, during any 12-month period during the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees or deferred compensation for prior service;

•
He or she is a current partner or employee of our external auditing firm or he or she has an immediate family member who is a partner of such firm; he or she has an immediate family member who is a current employee of such firm and works personally on our audit; or he or she or an immediate family member was a partner or employee of such firm and worked personally on our audit during the last three years;

•
He or she or an immediate family member is, or has been within the last three years, employed as an executive officer by another company whose compensation committee includes one or more of our present executive officers;

•
He or she is a current employee, or an immediate family member is a current executive officer, of a company that makes payments to or receives payments from us for property or services, which in any fiscal year exceed 2% or $1 million, whichever is greater, of the other company's consolidated gross revenues; and

•
He or she is an executive officer of a tax-exempt organization for which our contributions in any of the three preceding years exceeded 2% or $1 million, whichever is greater, of the organization's consolidated gross revenues for such year.

In addition, for purposes of serving on the audit committee, the director may not:

•	Have accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from us, other than compensation for service as a director; and

•	Be an “affiliated person” of the company, as the SEC defines that term.
Our board will determine the independence of any director who has a relationship with us that these standards do not cover. These standards are listed in the Guidelines, and you may view them by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Governance Guidelines.
Our board has determined that Messrs. Albert, Berger, Goldman, Leight, Lenz, and Weiss are independent directors as defined under the NYSE's listing standards. These directors constitute a majority of our board of directors. In making their determination, our board considered the relationships disclosed in the Related-Person Transactions section in this proxy statement.
Our board of directors and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees.
Board and Committee Matters
Communications with Our Board of Directors
You may contact our board of directors by writing to them in care of our corporate secretary at the address shown below or by emailing them at the email address shown below. All correspondence will be referred to the chair of our board, who is not a member of management. Copies of all complaints or concerns are forwarded to our general counsel and corporate secretary.
Boise Inc.
Attention: Corporate Secretary
PO Box 990050
Boise, ID 83799-0050
Email: directors@boiseinc.com
Board Leadership Structure
Since our inception, the Guidelines have provided that our chief executive officer may not serve concurrently as the chair of our board of directors. Accordingly, we separate our board chair and chief executive officer positions. Mr. Albert, a nonemployee director, serves as our independent board chair, and Mr. Toeldte serves as our chief executive officer. We believe separating the roles of board chair and chief executive officer improves the board's oversight of our management and risk.
Role of Board of Directors in Our Risk Management Processes
We have well-developed processes and structures in place to manage our key strategic, operational, financial, and compliance risks. While our entire board of directors is responsible for monitoring and evaluating the risks we face and our risk management processes, our board has delegated the oversight of this responsibility to the audit committee. We utilize the following risk management processes:

•
Enterprise Risk Management Dashboard - Our enterprise risk management effort includes a COSO-based framework for identifying and assessing key strategic, operational, financial, and compliance risks. We have assigned each key risk to an executive risk owner who is responsible for ongoing risk assessment and management. On a semi-annual basis, the management team completes a formal assessment of enterprise risk. This assessment includes identification of new risks we face, reassessment of known risks, and assessment of our risk response activities and controls. A product of this process is an enterprise risk management dashboard that is used to report the results to the board;

•	Management of Major Risks - The most critical risk areas we face are reviewed in depth with our board;

•	Strategic Planning Processes - Our annual strategic planning and budgeting process includes identification of risks and a sensitivity analysis, which is reviewed with our board;

•	Derivative Risk Management - We maintain a derivative risk committee and processes, and we review derivative/hedging activity with our board several times each year;

•	Compliance Risk - Risk factors required to be disclosed in our SEC filings are reviewed with our board; and

•
Internal Audit - Our internal audit department annually develops a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department maintains a high level assessment of risks and controls for key operations, functions, processes, applications, and systems within the company. The audit committee meets a number of times each year with our senior internal auditing executive.

We also have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively. These assurance activities include, but are not limited to, corporate legal audits, corporate security, environmental audits, and safety audits.
Risk Analysis of Employee Compensation Policies and Practices
We reviewed our compensation policies and practices for our employees and determined these policies and practices were not reasonably likely to have a material adverse effect on the company. Specifically, we determined that our practices do not induce our employees to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

•
None of our businesses presents a high risk profile in that a very large percentage of our revenues and income is derived from commodity products (paper and packaging) sold at established or indexed commodity prices;

•	No single business unit carries a significant portion of our risk profile;

•	No single operating unit is significantly more profitable than others on a consistent basis (although profitability varies from year to year depending on commodity pricing);

•	Our incentive pay structure rewards results that benefit us in both the short and long term (i.e., short-term incentives are not paid out at the expense of long-term shareholder value);

•	Our incentive pay program has both minimum and maximum caps designed to take into account short- and long-term affordability measures;

•	The compensation committee reserves the right to reduce or eliminate any awards, in its discretion, with respect to our short-term incentive pay program;

•	We have adopted an executive compensation recovery policy; and

•
With the implementation of our executive compensation recovery policy and stock ownership guidelines, our executive compensation program does not encourage our management to take unreasonable risks relating to the business.

Executive Sessions
Our board of directors and each of our committees regularly meet in executive sessions outside the presence of management. Mr. Albert, our board chair, presides over the executive sessions of our board of directors, and each committee chair presides over the executive sessions of their respective committee.
2011 Overall Meeting Attendance Rates
During 2011, our board of directors met 17 times, which included attendance at our annual shareholders' meeting. In addition to meetings of the full board and attendance at our annual shareholders' meeting, our directors also attended 24 meetings of board committees. Our directors had an overall attendance rate of 94%. Each of our directors attended at least 75% of the meetings of the board and committees on which he served, in the aggregate.
While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual shareholders' meeting. All of our directors attended our 2011 annual shareholders' meeting.
Committees
Our board of directors has established the following five standing committees:
Executive Committee
Audit Committee
Compensation Committee
Governance Committee
Nominating Committee
The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our board of directors.
You may view copies of our committee charters by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.
Executive Committee
Committee Members:
Carl A. Albert, committee chair
Jonathan W. Berger
Jack Goldman
Alexander Toeldte
2011 Committee Meetings: 1
2011 Committee Meeting Attendance Rate:

Carl A. Albert	100%
Jonathan W. Berger	100%
Jack Goldman	100%
Alexander Toeldte	100%
The executive committee of our board of directors is responsible for exercising all the powers and authority of our board of directors in the management of our business and affairs, subject to the direction of our board of directors and subject to the limitations under Section 141(c) of the Delaware General Corporation Law.
You may view a copy of our executive committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.

Audit Committee
Committee Members:
Jonathan W. Berger, committee chair
Carl A. Albert
Jack Goldman
Heinrich R. Lenz
All members of the audit committee are independent as defined under the NYSE's listing standards. Our board of directors has determined that Mr. Berger is an “Audit Committee Financial Expert” under the SEC's definition.
2011 Committee Meetings: 4
2011 Committee Meeting Attendance Rate:

Jonathan W. Berger	100%
Carl A. Albert	100%
Jack Goldman	100%
Heinrich R. Lenz	100%
The audit committee of our board of directors is responsible for:

•	Selecting the independent auditor;

•	Approving the overall scope of the audit;

•
Annually reviewing the independent auditor's formal written statement describing its internal quality-control procedures, any material issues raised by such review and steps taken to deal with such issues, all relationships between the auditors and the company, and the independence of the auditors;

•	Establishing clear hiring policies for employees or former employees of the external auditors;

•	Preapproving all audit services and nonaudit services to be performed for us by the independent auditors;

•	Annually obtaining from the independent auditors a formal written statement of fees billed for audit and nonaudit services rendered by the independent auditors for the most recent fiscal year;

•
Providing oversight of our accounting and financial reporting principles, policies, controls, procedures, and practices and reviewing significant changes as suggested by the independent auditors or management;

•
Discussing the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal and regulatory requirements, with management and the independent auditor;

•
Recommending to our board of directors the inclusion of our audited financial statements in our annual report on Form 10-K and ensuring the independent auditors have fulfilled their responsibilities under AICPA SAS 114 “The Auditor's Communication with Those Charged with Governance" and SAS 115 "Communicating Internal Control Related Matters in an Audit;"

•	Annually preparing a report to be included in our proxy statement, as required by SEC rules, and submitting such report to our board of directors for approval;

•	Discussing with management and the independent auditor, as appropriate, earnings press releases and other financial information provided to the public;

•
Discussing with management and/or our general counsel any legal matters that may have a material impact on our financial statements or that might require disclosure in our financial statements and any material reports or inquiries from regulatory or governmental agencies;

•	Reviewing with management the appointment and replacement of the senior internal auditing executive and annually evaluating his or her performance;

•	Reviewing with the senior internal auditing executive the significant reports to management prepared by the internal auditing department and management's responses;

•
Reviewing with the senior internal auditing executive, the independent auditor, and management the internal audit department responsibilities, budget, and staffing and the internal audit plan for the coming year;

•
Establishing procedures for the receipt, retention, and treatment of complaints from our employees on accounting, internal controls, or auditing matters and for confidential, anonymous submissions by our employees of concerns regarding questionable accounting or reporting matters;

•
Discussing with management our overall risk assessment and risk management policies and reviewing with our board of directors management's effectiveness in identifying and managing key business risks facing the company;

•	Meeting separately with management, the corporate audit staff, and the independent auditor;

•	Handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time; and

•	Reporting regularly to the full board of directors.
You may view a copy of our audit committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.
Compensation Committee
Committee Members:
Jonathan W. Berger, committee chair
Carl A. Albert
Jack Goldman
Heinrich R. Lenz
Jason G. Weiss
All members of the compensation committee are independent as defined under the NYSE's listing standards.
2011 Committee Meetings: 8
2011 Committee Meeting Attendance Rate:

Jonathan W. Berger	100%
Carl A. Albert	100%
Jack Goldman	88%
Heinrich R. Lenz	100%
Jason G. Weiss*	100%

*
Mr. Weiss was appointed to serve on the compensation committee of our board of directors effective March 1, 2011. Consequently, Mr. Weiss served for only 5 of the 8 compensation committee meetings held in 2011, and he attended all 5 of those meetings.

The compensation committee of our board of directors is responsible for:

•
Reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and annually evaluating the chief executive officer's performance in light of those goals and objectives;

•	Reviewing and approving the compensation and incentive opportunities of our elected officers;

•	Reviewing and approving employment offers and agreements, severance arrangements, change-in-control arrangements, and other similar arrangements between the company and our elected officers;

•	Reviewing and approving guidelines covering ownership of our stock by our elected officers;

•	Reviewing our compensation philosophy and programs as they affect all employees;

•	Reviewing executive succession plans for executive positions and business and staff organizations;

•	Producing an annual report on executive compensation for inclusion in our proxy statement;

•	Reviewing and discussing with management disclosures regarding advisory votes on executive compensation and the frequency of such votes for inclusion in our proxy statement;

•	Administering our equity incentive plans;

•	Reviewing, at least annually, a risk assessment of our compensation policies and practices for our employees; and

•	Handling such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.
You may view a copy of our compensation committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.
Governance Committee
Committee Members:
Jack Goldman, committee chair
Carl A. Albert
Jonathan W. Berger
Jason G. Weiss
All members of the governance committee are independent as defined under the NYSE's listing standards.
2011 Committee Meetings: 3
2011 Committee Meeting Attendance Rate:

Jack Goldman	100%
Carl A. Albert	100%
Jonathan W. Berger	100%
Jason G. Weiss	100%

The governance committee of our board of directors is responsible for:

•	Annually reviewing and recommending director compensation and benefits;

•	Recommending to our board of directors the response to any shareholder proposal we receive;

•
Developing and recommending to our board of directors for approval corporate governance guidelines and a code of ethics applicable to our directors, officers, and employees and reviewing the effectiveness of such guidelines and code of ethics at least annually and recommending changes as necessary;

•
Developing and recommending to our board of directors for approval an annual self-evaluation process of our board of directors and its committees and annually overseeing the self-evaluations and reporting the findings to our board of directors; and

•	Reviewing and evaluating our board of directors' criteria for director eligibility and recommending to our board of directors guidelines for determining director independence.
You may view a copy of our governance committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.
Nominating Committee
Committee Members:
Carl A. Albert, committee chair
Jonathan W. Berger
Nathan D. Leight
All members of the nominating committee are independent as defined under the NYSE's listing standards.
2011 Committee Meetings: 2
2011 Committee Meeting Attendance Rate:

Carl A. Albert	100%
Jonathan W. Berger	100%
Nathan D. Leight	100%
The nominating committee of our board of directors is responsible for:

•	Identifying and recommending for election individuals who meet the criteria our board of directors has established for board membership; and

•	Reviewing the committee structure of our board of directors and recommending for our board of directors' approval the composition of each committee.
You may view a copy of our nominating committee charter by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.

Special Committee
Committee Members:
Carl A. Albert
Nathan D. Leight
Alexander Toeldte
Jason G. Weiss
2011 Committee Meetings: 6
2011 Committee Meeting Attendance Rate:

Carl A. Albert	100%
Nathan D. Leight	83%
Alexander Toeldte	67%
Jason G. Weiss	100%
This specially appointed committee was responsible for approving the final terms of the company's share repurchase programs.
Other Committees
Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Director Selection Process
Our board of directors is responsible for selecting the nominees for election to our board. The nominating committee, after consultation with our board chair and the receipt of any nominee recommendations from other directors and/or shareholders, is responsible for identifying and recommending to our board of directors qualified candidates to be nominated for election as directors at our annual shareholders' meeting or to be appointed by our board to fill vacancies occurring between annual shareholders' meetings. The invitation to join our board of directors is extended by our board of directors through our board chair.
Suitability of Candidates
In evaluating the suitability of candidates, our board of directors and nominating committee consider many factors, including a candidate's:

•	General understanding of elements relevant to the success of a publicly traded company in the current business environment;

•	Understanding of our business; and

•	Educational and professional background.
Our board of directors and nominating committee also consider a candidate's judgment, competence, anticipated participation in board activities, experience, geographic location, and special talents or personal attributes. The composition of our board of directors should encompass a broad range of skills, expertise, knowledge, and diversity. When evaluating the suitability of an incumbent director for nomination for reelection, our board of directors and nominating committee also consider the director's past performance, including attendance at meetings and participation in and contributions to the activities of our board of directors, as well as the director's ability to make contributions after any significant change in circumstances (including changes in employment or professional status).

Consideration of Diversity in Nomination Process
Our current board has a rich mixture of educational, professional, and experiential diversity. As opportunities to appoint new directors become available in the future, our board of directors will make gender, racial, ethnic, and global diversity a high priority for director recruitment.
Shareholder Nominations for Directors
The nominating committee has not adopted a written policy regarding shareholder nominations for directors. In accordance with our Bylaws, however, the nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year's Proxy Statement section in this proxy statement). We did not receive any shareholder nominations or recommendations for director in connection with our 2012 annual shareholders' meeting.
Board and Committee Evaluations
Our directors perform an annual self-evaluation of our board of directors, its committees, and each individual director. These evaluations assess the overall effectiveness of our board of directors. The governance committee reviews the directors' responses and provides the full board with a summary. The purpose of the evaluation is to increase the effectiveness of our board, its committees, and its directors.
Code of Ethics for Our Board of Directors
Our board of directors adopted a Code of Ethics that applies not only to our directors but also to all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern.
If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we will disclose the amendment or waiver by posting the required information on our website.
You may view a copy of our Code of Ethics by visiting our website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Code of Ethics.

Director Compensation
Employee board members do not receive compensation for their service on our board of directors. Nonemployee board members are entitled to receive the following compensation for their board service:

•	Annual cash retainer;

•	Annual committee membership fees;

•	Annual equity award; and

•	Reimbursement for travel and other expenses incurred in connection with their duties.
The governance committee annually reviews our director compensation and recommends changes, if any, to our board of directors. The compensation committee oversees the administration of the director compensation plans.
2011 Director Fees
In 2011, our nonemployee directors received the following compensation for their board service:

Director Fees	2011

Director Fees (Annual):
Cash Retainer	$75,000
Equity Award	$100,000
Board Chair Equity Award (1)	$250,000

Committee Chair Fees (Annual):
Audit	$25,000
Compensation	$20,000
Other Committees	$8,000

Nonchair Committee Membership Fees (Annual):
Audit	$17,500
Compensation	$15,000
Other Committees	$5,000

(1)	The board chair equity award was in addition to the cash retainer, the regular equity award, and the committee chair and nonchair committee membership fees.
2011 Director Equity Awards
We believe our director compensation should encourage ownership of the company's stock. In light of that goal, on March 15, 2011, our nonemployee directors received service-condition vesting awards of restricted stock (2011 Director Restricted Stock), as shown in the following table. The number of restricted stock shares awarded to each nonemployee director was determined by dividing $100,000 ($350,000 in the case of Mr. Albert) by our closing stock price on March 15, 2011 ($8.55 per share). These 2011 Director Restricted Stock awards vested in full on March 15, 2012.

Name	2011 Director Restricted Stock (#)

Carl A. Albert	40,936
Jonathan W. Berger	11,696
Jack Goldman	11,696
Nathan D. Leight	11,696
Heinrich R. Lenz	11,696
Jason G. Weiss	11,696

2012 Director Fees
Our board of directors has approved the following compensation for board service in 2012:

Director Fees	2012

Director Fees (Annual):
Cash Retainer	$75,000
Equity Award (1)	$80,000
Board Chair Equity Award (1)	$200,000

Committee Chair Fees (Annual):
Audit	$25,000
Compensation	$20,000
Other Committees	$8,000

Nonchair Committee Membership Fees (Annual):
Audit	$17,500
Compensation	$15,000
Other Committees	$5,000

(1)
In the past, our director equity awards (both the regular equity awards and the board chair equity awards) were awarded for a 12-month period, beginning March 15 and vesting March 15 of the following year. Commencing in 2012, the director equity awards will be awarded on a calendar year basis, beginning January 1 and vesting December 31 of the same year. To accommodate this transition to a calendar year, the 2012 director equity awards were prorated to 80% of the annual award values to account for the overlap with the 2011 director equity awards through March 15, 2012. The board chair equity award was in addition to the cash retainer, the regular equity award, and the committee chair and nonchair committee membership fees.

2012 Director Equity Awards
Upon recommendation of the governance committee, our board of directors approved 2012 director equity awards in the form of restricted stock for each nonemployee director valued at $80,000 (2012 Director Restricted Stock). Mr. Albert also received a $200,000 annual board chair equity award. The number of restricted stock shares awarded to each nonemployee director on January 1, 2012, was determined by dividing $80,000 ($280,000 in the case of Mr. Albert) by our closing stock price on December 30, 2011 ($7.12 per share). These 2012 Director Restricted Stock awards are service-condition vesting awards, vesting in full on December 31, 2012.

Name	2012 Director Restricted Stock (#)

Carl A. Albert	39,326
Jonathan W. Berger	11,236
Jack Goldman	11,236
Nathan D. Leight	11,236
Heinrich R. Lenz	11,236
Jason G. Weiss	11,236

Directors Deferred Compensation Plan
We maintain a “nonqualified” Deferred Compensation Plan offered to our nonemployee directors. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to reinvest a portion of their cash compensation in the company's overall business performance.
Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on our board of directors.
None of our directors elected to defer their cash compensation in 2011 or 2012 under this plan.
We do not anticipate making any changes to this plan in 2012.
Stock Ownership Guidelines for Our Directors
In late 2010, our board of directors established company stock ownership guidelines for our directors, which are intended to more closely align their interests with those of our shareholders. These guidelines provide that, over time, each director should acquire and maintain stock ownership in the company equal to seven times his annual cash retainer. To achieve this goal, each director is to retain 50% of his after-tax profit shares from our equity compensation programs until achieving stock ownership equal to five times his annual cash retainer and then 25% of such after-tax profit shares to reach and maintain the stock ownership target of seven times his annual cash retainer. All of our nonemployee directors are holding shares in compliance with these guidelines, and all but one hold company stock valued in excess of seven times their annual cash retainers.

Director Compensation Table
The following table presents compensation information for each of our nonemployee directors for the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Carl A. Albert	$128,500	$350,000	$—	$25,641	$504,141
Jonathan W. Berger	135,000	100,000	618	7,326	242,944
Jack Goldman	120,500	100,000	—	7,326	227,826
Nathan D. Leight	80,000	100,000	—	7,326	187,326
Heinrich R. Lenz	107,500	100,000	—	7,326	214,826
Jason G. Weiss	92,542	100,000	—	7,326	199,868

(1)	The amounts reported reflect cash payments earned in 2011 by our nonemployee directors for annual retainer and committee chair and nonchair committee membership fees.

(2)
On March 15, 2011, Mr. Albert was awarded, at no cost, 40,936 shares of restricted stock, and Messrs. Berger, Goldman, Leight, Lenz, and Weiss were each awarded, at no cost, 11,696 shares of restricted stock under the Boise Inc. Incentive and Performance Plan. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These 2011 director equity awards were service-condition vesting awards, and they represent the aggregate number of restricted stock shares outstanding as of December 31, 2011, for each of our nonemployee directors. For further information on these 2011 director equity awards, please refer to the 2011 Director Equity Awards section in this proxy statement.

(3)
Change in Pension Value - We do not provide our directors with pension benefits.

Nonqualified Deferred Compensation Earnings - None of our nonemployee directors elected to participate in our Directors Deferred Compensation Plan in 2011. The amount reported for Mr. Berger reflects the above-market portion of the interest he earned on compensation he deferred in 2008.

(4)	The amounts reported reflect cash dividends paid to our nonemployee directors in March 2011 for their 2010 restricted stock awards that vested March 15, 2011.

SECURITY OWNERSHIP
Stock Ownership Guidelines for Our Directors and Elected Officers
Our board of directors has established company stock ownership guidelines for our directors and elected officers, which are intended to ensure that our directors and elected officers acquire and maintain an equity stake in the company and more closely align their interests with those of our shareholders. These guidelines establish annual retainer or salary-based stock ownership targets for our directors and elected officers and require annual retention of a certain ratio of after-tax profit shares from our equity compensation programs until those targets are met. For further information on our stock ownership guidelines for our directors and elected officers, please refer to the Director Compensation - Stock Ownership Guidelines for Our Directors and Compensation Discussion and Analysis - Stock Ownership Guidelines for Our Elected Officers sections in this proxy statement.
Our Hedging Policy
We have in place a director and officer trading policy, which requires that our directors and officers inform our general counsel of any hedging transactions with respect to the company's securities, including transactions involving any derivative security relating to the company's securities. Our general counsel has not been informed of any hedging transactions entered into by any of our directors or officers.

Beneficial Ownership of Greater Than 5% of Our Outstanding Common Stock
As of March 16, 2012, we had 100,471,037 shares of our common stock issued and outstanding. Based on a review of SEC filings, the following table sets forth, as of March 16, 2012, the actual beneficial ownership of each person owning greater than 5% of our outstanding common stock:

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Amount of Beneficial Ownership (#) (1)	Percent of Class (%) (2)

Dimensional Fund Advisors LP (Dimensional Fund) (3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	7,953,193	7.9%

Paulson & Co. Inc. (Paulson) (4) 1251 Avenue of the Americas New York, NY 10020	7,044,300	7.0%

Joint Filing By: (5)
TCM MPS Series Fund LP - Partners Series (PS Fund) TCM MPS Series Fund LP - Crossways Series (Crossways Fund) Troob Capital Management LLC (Management LLC) Troob Capital Management (Offshore) LLC (Offshore Management LLC) Troob Capital Advisors LLC (Advisors LLC) Douglas M. Troob (D. Troob) Peter J. Troob (P. Troob) 777 Westchester Avenue, Suite 203 White Plains, NY 10604 And TCM MPS Ltd. SPC - Partners Segregated Portfolio (Partners Segregated Portfolio) Appleby Trust (Cayman) Ltd. Clifton House, 75 Fort Street P.O. Box 1350 Grand Cayman KY1-1108, Cayman Islands	6,672,355	6.6%

(1)
Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power, or as to which they have the right to acquire beneficial ownership within 60 days of March 16, 2012.

(2)
Percent of class is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the company on March 16, 2012, plus the number of shares such person has the right to acquire within 60 days of March 16, 2012.

(3)	Pursuant to Schedule 13G, Amendment No. 1, dated February 10, 2012, and filed with the SEC on February 14, 2012:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

Dimensional Fund	7,790,329	—	7,953,193	—

(4)	Pursuant to Schedule 13G dated February 14, 2012, and filed with the SEC on February 14, 2012:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

Paulson	7,044,300	—	7,044,300	—

(5)	Pursuant to Schedule 13G, Amendment No. 1, dated February 8, 2012, and filed with the SEC on February 14, 2012:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

PS Fund	—	2,863,762	—	2,863,762
Crossways Fund	—	681,300	—	681,300
Partners Segregated Portfolio	—	3,048,693	—	3,048,693
Management LLC	—	3,545,062	—	3,545,062
Offshore Management LLC	—	3,048,693	—	3,048,693
Advisors LLC	—	78,600	—	78,600
D. Troob	—	6,672,355	—	6,672,355
P. Troob	—	6,672,355	—	6,672,355

Beneficial Ownership of Our Directors and Executive Officers
As of March 16, 2012, we had 100,471,037 shares of our common stock issued and outstanding. Based on a review of SEC filings, the following table sets forth, as of March 16, 2012, the actual beneficial ownership of our outstanding common stock by:

•	Each of our directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.
None of these shares are pledged as security for any obligation (such as pursuant to a loan arrangement or agreement or a margin account agreement).
The business address for each of our directors and executive officers is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702-5388.

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Amount of Beneficial Ownership (#) (1)	Percent of Class (%) (2)

Carl A. Albert (3)	1,006,418	1.0%

Jonathan W. Berger (4)	268,305	*

Jack Goldman (5)	283,705	*

Nathan D. Leight (6)	3,557,123	3.5%

Heinrich R. Lenz (7)	41,247	*

Jason G. Weiss (8)	2,119,668	2.1%

Alexander Toeldte (9)	1,022,630	1.0%

Samuel K. Cotterell (10)	86,862	*

Robert A. Warren (11)	168,212	*

Karen E. Gowland (12)	234,146	*

Judith M. Lassa (13)	169,056	*

All directors and executive officers as a group (13 persons) (14)	9,145,589	9.1%
* Less than 1%

(1)
Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power, or as to which they have the right to acquire beneficial ownership within 60 days of March 16, 2012.

(2)
Percent of class is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the company on March 16, 2012, plus the number of shares such person has the right to acquire within 60 days of March 16, 2012.

(3)	Mr. Albert's shares are held as follows: 144,365 shares are held directly; 23,800 shares are held indirectly by the Albert-Schaefer Trust; and 838,253 shares are held by the Carl A. Albert Trust.

(4)	Mr. Berger holds his 268,305 shares directly.

(5)	Mr. Goldman's shares are held as follows: 269,905 shares are held directly; and 13,800 shares are held indirectly in an individual retirement account.

(6)
Mr. Leight's shares are held as follows: 3,547,123 shares are held directly; and 10,000 shares are held indirectly in an individual retirement account. Mr. Leight disclaims beneficial ownership of 1,724,944 shares of the company's common stock held by Elizabeth Leight TTEE U/A DTD 4/13/1998 Leight Family 1998 Irrevocable Trust of which his wife is a trustee.

(7)	Mr. Lenz holds his 41,247 shares directly.

(8)
Mr. Weiss's shares are held as follows: 309,905 shares are held directly; 204,936 shares are held indirectly by the Jason G. Weiss Revocable Trust; and 1,604,827 shares are held indirectly by the Weiss Family Trust.

(9)	Mr. Toeldte's shares are held as follows: 968,630 shares are held directly; and 54,000 shares are held indirectly by the Toeldte Family Revocable Trust.

(10)	Mr. Cotterell holds his 86,862 shares directly.

(11)	Mr. Warren holds his 168,212 shares directly.

(12)	Ms. Gowland holds her 234,146 shares directly.

(13)	Ms. Lassa holds her 169,056 shares directly.

(14)
Included in this total amount are 176,216 shares and 12,001 shares held, respectively, by our two remaining executive officers, Robert E. Strenge (senior vice president) and Bernadette M. Madarieta (vice president and controller). Mr. Strenge holds his 176,216 shares directly, and Ms. Madarieta holds her 12,001 shares directly.

EQUITY COMPENSATION PLAN INFORMATION

	Column
	A	B	C
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (b)

Equity compensation plans approved by securityholders	2,857,058	$8.53	9,772,192

Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	2,857,058	$8.53	9,772,192

(a)
The reported amount includes the following outstanding awards that have been granted under the Boise Inc. Incentive and Performance Plan but not yet earned as of December 31, 2011:

2,336,123 shares issuable upon the vesting of service-condition vesting restricted stock and restricted stock units.

332,534 shares issuable upon the vesting and exercise of nonqualified stock options.

188,401 shares issuable upon the vesting of performance units (at target). The number of shares to be issued will be based on our return on net operating assets (RONOA) over a two-year performance period from January 1, 2011, to December 31, 2012. The actual number of shares issued may be adjusted from 0% to 200% of the performance units awarded, based on our actual RONOA performance during the performance period.

(b)	The reported amount assumes the performance units are adjusted to the maximum value (200% of target).

EXECUTIVE COMPENSATION
Compensation Committee Interlocks and Insider Participation
Messrs. Albert, Berger, Goldman, Lenz, and Weiss served on the compensation committee of our board of directors during 2011.
Our board of directors has determined that all members of the compensation committee are independent directors as defined under the NYSE's listing standards and our Corporate Governance Guidelines.

Compensation Committee Report
Dear Fellow Shareholders:
The compensation committee of the board of directors of Boise Inc. has reviewed and discussed the following Compensation Discussion and Analysis with the company's management. Based on this review and discussion, the compensation committee has recommended to the company's board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the company's annual report on Form 10-K for the fiscal year ended December 31, 2011.
Respectfully submitted,
The Compensation Committee
Jonathan W. Berger, committee chair
Carl A. Albert
Jack Goldman
Heinrich R. Lenz
Jason G. Weiss

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the 2011 compensation program for our executive officers, particularly our "named executive officers," who are as follows:

•	Alexander Toeldte, president and chief executive officer

•	Samuel K. Cotterell, senior vice president and chief financial officer

•	Robert A. Warren, executive vice president and chief operating officer

•	Karen E. Gowland, senior vice president, general counsel and secretary

•	Judith M. Lassa, senior vice president, paper and specialty products
Executive Summary
Since the company's inception as a public company in 2008, we have committed to a business model that focuses on the needs of the company's customers, investors, and employees. For 2011, we continued to work safely, serve our customers, contain costs where possible, and return value to our shareholders. Our performance highlights from 2011 include:

•
Strong financial performance. Our net income for 2011 was $75.2 million or $0.70 per diluted share, and our operating income was the highest since our inception as a public company nearly four years ago.

•
Commitment to safety as an integral value. In 2011, the company achieved its best safety performance in its history, and we believe our recordable incident rate is among the best in the paper and packaging industry.

•
Strategic growth and investment. In 2011, the company focused its investments on products driven by packaging demand, building on the company's already significant presence in linerboard, corrugated containers, and specialty label and release products markets. In March, we acquired Tharco Packaging, Inc. Tharco offers an extensive range of corrugated products and services that complements and expands Boise's existing packaging business. In December, the company acquired the Hexacomb® protective packaging business of Pregis Corporation. Hexacomb expands our position in the protective packaging market, provides a platform for further growth, steps up our vertical integration within our containerboard business, and delivers synergies with limited execution risk.

•	Return of capital to shareholders. Through dividends and share repurchase programs, we returned $249 million in capital to shareholders during the 16 months from December 2010 through March 2012.

•
Maintained low debt-to-equity ratio. During 2011, we completed two acquisitions and refinanced our debt, which expands our borrowing capacity and extends our debt maturities, while maintaining a low debt-to-equity ratio.

•
Continued dedication to customers. We earned the top honor from our largest customer, winning the OfficeMax 2011 Supplier of the Year award. In June 2011, we extended our long-term relationship with OfficeMax Incorporated by entering into a new paper purchase agreement. The new agreement recognizes the mutually beneficial commercial partnership.

In line with our business model, the company's compensation program emphasizes a focus on total compensation, with a large portion of our executive officers' pay considered variable, or “at risk.” We consider at risk compensation aligned with our company's performance and, accordingly, the interests of our shareholders. We also closely analyze our compensation elements to make sure we pay competitively in our marketplace so that we can retain and recruit the talented employees necessary to drive financial and operational results. The following chart provides a brief summary of the principal elements of our executive compensation program for 2011, with more details provided later in this Compensation Discussion and Analysis.

Compensation Element	Form	Compensation Objective	Relation to Performance
Base Salary	Cash, paid biweekly	Attracts and retains talented officers; compensates officers for day-to-day responsibilities	Reflects each officer's responsibilities, performance, skill set, and value in the marketplace
Short-Term Incentive Compensation	Cash bonus, paid annually	Enables total cash compensation to remain competitive within the marketplace for executive talent
Motivates and rewards officers for achieving annual corporate financial and safety results, as well as individual contributions to specific lines of business or the company as agreed to with senior management in the beginning of the year

Long-Term Incentive Compensation	Restricted stock or restricted stock units, with vesting in second and third years after grant	Aligns executive and shareholder interests in driving share price increases; attracts and retains a talented and tenured management team	Encourages and rewards strong financial and operational results that increase our stock price over time
	Stock options, with vesting in second and third years after grant and ten-year terms	Aligns executive and shareholder interests in driving share price increases; attracts and retains a talented and tenured management team	Provides value only if our stock price increases over time
	Performance units denominated in shares of our common stock, with vesting in second and third years after grant	Focuses management's attention on areas that the compensation committee considers key to the company's long-term success; attracts and retains a talented and tenured management team	Rewards the delivery of long-term business results that benefit our shareholders
Named executive officer compensation for 2011 aligned well with our compensation objectives of focusing on total compensation as compared to our peers and the marketplace for executive compensation, as well as our business performance:

•	Base salary increases for 2011 were minimal. Only our chief financial officer, who was promoted to the position at the beginning of the year, received an increase in excess of 1.5% of his salary.

•
Short-term incentive award payouts for 2011 ranged from 123% to 133% of target, based on solid company financial and safety performance and the strong performance of our individual named executive officers during 2011.

•
In 2011, we resumed our practice of granting annual long-term incentive plan awards to our officers and key managers. The 2011 annual equity awards granted to each of our named executive officers ranged in value from $274,017 to $1,701,965. Resuming annual grants of long-term incentive grants in 2011 reflects our emphasis on long-term compensation and our philosophy of aligning the interests of our executive officers with the interests of our shareholders. The 2011 annual grant values were reduced below fully competitive levels to reflect the multiyear nature of prior awards granted to our officers.

We also provide the following additional benefits, primarily for the financial security and well-being of our officers and their families, as described in more detail under Post-Employment Compensation and Employment and Retirement Benefits:

Form of Benefit	Purpose
Health and welfare benefits	Provide for health and well-being
Retirement and deferred compensation plans	Provide postretirement income and encourage long-term employment with the company
Severance agreements	Ensure officers can provide services without distraction in the face of future potential changes and have the ability to provide untainted advice to the board of directors
Limited Perquisites	Provide only those benefits that are consistent with competitive practice as necessary to attract and retain key executives
Other Highlights

•	We have an executive compensation recovery (clawback) policy.

•	We do not have single-trigger change-in-control agreements, and our executives' severance agreements do not contain gross-up provisions.

•	We have stock ownership guidelines for our elected officers that require retention of shares until specific targets are met.

•
We froze our defined benefit pension plan in 2009. For those officers who had benefits under the Supplemental Pension Plan (SUPP) and/or Supplemental Early Retirement Plan (SERP), these were also frozen.

•	We eliminated the financial counseling allowance for our executive officers effective April 2011.
Boise Inc. Compensation Philosophy
To attract, retain, and motivate a successful, high-functioning management team and other key talent, our philosophy is to target salary and short- and long-term incentive compensation at the 50th percentile of comparable compensation market data. We also, however, take into account each person's performance, level of experience, and contributions to the company's goals and objectives when making final compensation decisions. We establish similar compensation ranges for positions with similar characteristics and scopes of responsibility, including our named executive officer positions, even if such ranges differ somewhat from comparable positions in other companies.
Balancing competitiveness with internal equity helps support management development, teamwork, and the ability to change assignments throughout the organization as priorities require. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential, and business unit results. This effort also helps us promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.
When making decisions, we consider the 50th percentile (median) of market data for our peer group and general industry survey data. We believe taking all of this information into account leads to a competitive target at which the company can effectively recruit, reward, and retain executive talent. We also take into account the general performance of the economy when making recommendations.
For 2011, most of our named executive officers had base salaries within +/- 15% of the median comparable market data.

Bonus targets were also very close to the median, so no adjustments were made in 2011, other than the increased target for Mr. Cotterell (as reflected in the Summary Compensation Table), which was effective as of his promotion to chief financial officer.
For the 2011 annual long-term incentive grants, the compensation committee considered the multiyear nature of the 2009 awards in setting target values. Accordingly, while the overall fully competitive award value was targeted at the median, each award was reduced to three-quarters of that number, as described in more detail below, resulting in annual long-term incentive awards for 2011 that were well below the market median.
The compensation committee considered the results of the 2011 shareholder advisory vote on executive compensation as one factor among many during 2011. Over 97% of our shareholders voted favorably on our compensation practices. Because the compensation committee considered this strong favorable vote to be an endorsement of our current executive compensation practices, the compensation committee does not anticipate making material changes to the overall pay structure for 2012 based on the results of the 2011 shareholder vote.
Data Considerations/Benchmarking and Peer Group Data
For our 2011 compensation analysis, the compensation committee worked with Frederic W. Cook & Co., Inc. (Cook & Co.), the compensation committee's independent consultant, to develop a new custom peer group to be used for comparison purposes. The peer group is intended to include companies that:

•	Operate in similar industries and, to the extent possible, have similar cost structures, business models, and global reach;

•	Are similarly sized, particularly in terms of revenue and market capitalization;

•	May be “talent competitors” either in attracting new employees to the organization or in failing to retain individuals who leave for other opportunities;

•	Shareholders may consider as alternative investment opportunities; and

•	In totality, provide a reasonable and defensible group for comparison purposes.
When identifying potential peer companies for Boise, Cook & Co. started with an objective set of criteria to filter a large group of companies in related industry and classification sectors down to 40 companies (excluding foreign companies as well as companies trading on pink sheets).
The remaining companies were screened by revenue, which is strongly correlated to compensation levels. Cook & Co. used a broad range of 33% to 300% of Boise's revenue to narrow the group further to 25 companies. With advice from Cook & Co., we evaluated the 25 companies in Boise's revenue range and narrowed them down to a peer group of 17 companies; individual company selection was based on the following considerations, among others:

•	Boise's competitors as indicated by the company in its 2009 annual report on Form 10-K;

•	Boise's competitors as indicated by Hoover's online;

•	Prevalence as an “industry peer” in various analyst reports;

•	Prevalence in a “peer companies of proposed peers” analysis;

•	Obtaining an appropriate mix of paper and packaging companies;

•	Prevalence in Boise's prior executive compensation peer groups (analyzed only to understand the potential impact of consistency in proxy reporting); and

•	Company size, to create a peer group with summary percentiles reasonably aligned with Boise's revenues, market cap, and enterprise value.

The 17-company peer group we used to benchmark 2011 compensation consists of:
Bemis Company, Inc.
Buckeye Technologies Inc.
Clearwater Paper Corporation
Domtar Corporation
Graphic Packaging Holding Company
Greif, Inc.
KapStone Paper and Packaging Corporation
Neenah Paper, Inc.
P.H. Glatfelter Company
Packaging Corporation of America
Rock-Tenn Company
Schweitzer-Mauduit International, Inc.
Smurfit-Stone Container Corporation*
Sonoco Products Company
Temple-Inland Inc.
Verso Paper Corp.
Wausau Paper Corp.

*	For purposes of 2012 compensation determinations, Smurfit-Stone Container Corporation will be excluded from the peer group because it is now a wholly owned subsidiary of Rock-Tenn Company.
Compensation Mix
The key components of our compensation program - base salary, annual short-term incentives, and long-term incentives - have remained substantially the same since the company's inception in 2008, with our program focused chiefly on total compensation rather than the mix of compensation components. The uncertain economy and volatility in the equity markets during this period created complexities that made a formulaic approach to compensation mix impractical, if not impossible, to implement.
Our guiding principle is to align our officers' pay with company performance and, thus, shareholder interests. We also aim to align our compensation program with the marketplace. During late 2010, we began a comprehensive analysis of our compensation philosophy to determine how best to achieve such alignment. Based on this analysis, we adopted the following guidelines:

•
Target annual base pay at the 50th percentile of the market. We believe this enables us to effectively retain and recruit the talented officers we need to achieve strong financial and operational goals.

•
Provide at-risk pay opportunities linked to achievement of short- and long-term goals that benefit shareholders. These compensation elements are also structured so target payouts are set at the 50th percentile of the market. These short- and long-term incentives compose a significant portion of each officer's total compensation opportunity, since they are designed to motivate and reward our officers for maximizing shareholder value.

Á
Long-term performance is the most important measure of our success, because we manage our operations and business affairs for the long-term benefit of our shareholders. For 2011, our named executive officers received long-term incentive compensation opportunities in a mixture of time-vesting restricted stock or restricted stock units, stock options, and performance units.

Á
Our annual incentive compensation opportunities are tied to achievement of financial goals and individual contributions to the company or individual lines of business. Because we are a manufacturing company, we also link a small portion of at-risk annual short-term incentive pay to the achievement of safety goals.

The following chart reflects the allocation for each named executive officer of compensation awarded in 2011 (at target values) among annual long-term incentives, annual short-term incentive pay (bonus), and base salary.
Though we focus primarily on total compensation, the compensation committee believes the allocations among the different forms of compensation should vary based on each officer's position and level of responsibility. The actual compensation mix in any given year may vary from targeted levels, because compensation recognized from the annual short-term incentive and long-term incentive programs is linked strongly to performance and, thus, is inherently variable. The actual amounts paid will be commensurate with the level of achievement of preestablished financial and performance goals. Thus, when the company achieves these goals, we will reward our officers accordingly. Conversely, if the company falls short of achieving its stated goals, payments under these variable programs will decrease commensurate with the level of shortfall.
As previously noted, strong safety, financial, and individual performance in 2011 led to short-term incentive compensation for our named executive officers that was above target. In addition, because the 2011 long-term incentive grants were sized to represent three-quarters of a fully competitive award and thus were below our target values, base salary and short-term incentive compensation carried a relatively higher weight for 2011 than we anticipate for 2012 and beyond.
Base Pay
When determining base pay for our named executive officers for 2011, the compensation committee reviewed our officers' 2010 base pay in relation to the median range of base pay for comparable positions in our peer group and to general industry data provided by Cook & Co. Based on this review, we increased each named executive officer's base pay by $5,000 and increased Mr. Cotterell's base pay to reflect the increased responsibilities associated with his promotion to chief financial officer. No other base pay adjustments were made for 2011, as shown in the table below.

Named Executive Officer	2011 Ending Base Salary	2010 Ending Base Salary	2010 to 2011 Increase
Alexander Toeldte	$805,000	$800,000	0.6%
Samuel K. Cotterell*	385,000	N/A	N/A
Robert A. Warren	410,000	405,000	1.2%
Karen E. Gowland*	355,000	N/A	N/A
Judith M. Lassa	355,000	350,000	1.4%
* Mr. Cotterell and Ms. Gowland were not named executive officers in 2010.

Short-Term Incentive Compensation
Our short-term incentive plan awards consist of cash awards intended to reward our executive officers for their performance during 2011. The compensation committee believes those executive officers who have a greater ability to influence Boise's performance should have a higher level of at-risk compensation. Accordingly, target bonus levels vary by position. With the exception of Mr. Cotterell, whose target award percentage was increased to better reflect market data and the increased scope of his responsibilities following his promotion to chief financial officer, target award percentages for 2011 remained the same as 2010. As a result, target award percentages based on year-end compensation rates were as follows for 2011:

Named Executive Officer	Target Award as a Percentage of Base Salary
Alexander Toeldte	100%
Samuel K. Cotterell	65%
Robert A. Warren	75%
Karen E. Gowland	65%
Judith M. Lassa	65%
In 2011, we retained our overall short-term incentive plan design but added an individual performance element. A large portion of our named executive officers' annual incentive plan is the same as the plan in which most of our corporate employees participate, except that our officers and high-level managers have a portion of their plan tied to individual performance. Aside from the individual performance portion of the award, the compensation committee maintained the design of our previous years' plans, including the incentive cash flow and safety metrics components. In the compensation committee's view, the plan continued to focus our organization on delivering key financial and safety results and was clearly understood by our employees.
To maintain the tax deductibility of the short-term incentive plan payments to those officers potentially subject to Section 162(m) of the Internal Revenue Code, as described under Tax Considerations below, the compensation committee used a bonus pool approach for its named executive officers and potential named executive officers for 2011. The bonus pool was calculated based on performance goals set by the compensation committee at the outset of the year, with an established maximum payout each participant can receive (based on a percentage of the bonus pool). The compensation committee then assessed business and individual performance and determined the actual amount of each participant's award.
Safety. Safety remains an integral value and is of the highest importance. Because we believe each person in the company is accountable for safety and our named executive officers must set an example for everyone at Boise, we base 10% of our named executive officers' annual incentive compensation plan on safety results at our legacy locations, measured by recordable incident rate. (Tharco and Hexacomb were not integrated into our safety programs for 2011, so their safety performance was not measured for purposes of the officers' short-term incentive plan.) Because the company's actual safety performance at our legacy locations (recordable incident rate of 0.83) far surpassed our target (recordable incident rate of 1.45) and our performance in all prior years, the portion of our named executive officers' short-term incentive compensation plan tied to safety paid out at the maximum, or 2.25 times target.
Company Financial Results. In 2011, we based 65% of our named executive officers' short-term incentive compensation plan on total company financial results because annual performance is critical to maximizing long-term shareholder value. A focus on total company performance also encourages officers to continue to have a sharp focus on financial results and on working as a team. We use “incentive cash flow” as the financial metric (EBITDA (earnings before interest, taxes, and depreciation, amortization, and depletion) minus a working capital charge, with a price buffer that is based on 50% of the unbudgeted change in paper sales prices) because it focuses officers on both profitability and working capital utilization. We incorporate the buffer on paper prices due to the difficulty of predicting and influencing price in a commodity market. We believe the buffer increases management's focus on more controllable elements and thus provides a more appropriate compensation opportunity.

Our total company incentive cash flow achievement of $294.5 million exceeded our target incentive cash flow of $287.0 million by nearly 3%. Accordingly, the part of our officers' short-term incentive compensation plan based on financial results paid out at 1.09 times target for 2011.
Individual Performance. Because different officers have influence over different operational and financial variables, we incorporated an individual performance component into our 2011 short-term incentive plan for executive officers. The individual component allows more robust, specific, and measurable goals for each of our officers.
For the part of our short-term incentive compensation plan attributable to individual performance, the compensation committee considered the recommendations of the chief executive officer for all named executive officers (excluding himself) and conducted its own evaluation of the chief executive officer. This assessment evaluated individual performance during the year, as well as performance of any business or function led by the officer, based on goals established at the beginning of the year. For the chief executive officer, those goals were set by the compensation committee; for all other named executive officers, they were determined by the compensation committee working in conjunction with the chief executive officer.
The types of individual performance objectives evaluated for each named executive officer participant included such things as achieving profitability targets and driving key business growth, emphasizing and driving safety performance, raising core business performance while reducing risk, developing and leveraging key leaders while strengthening the overall leadership bench, improving customer experience and retention, reducing manufacturing input costs, and managing the acquisition and integration of new businesses.
Bonus Outcomes. Boise's strong performance in 2011 appropriately resulted in above-target annual incentive compensation payouts for our named executive officers. Total individual cash bonuses paid to each named executive officer for 2011 were as follows:

Named Executive Officer	Target Bonus	Actual Bonus	Percent of Target
Alexander Toeldte	$805,000	$1,032,718	128%
Samuel K. Cotterell	250,250	308,683	123%
Robert A. Warren	307,500	410,051	133%
Karen E. Gowland	230,750	284,630	123%
Judith M. Lassa	230,750	283,093	123%
Long-Term Incentive Awards
Promotion Award. On January 1, 2011, Mr. Cotterell was awarded a special long-term equity award of 18,000 restricted stock units, scheduled to vest in equal amounts in 2012 and 2013. This award was intended to recognize the responsibilities of his new position as chief financial officer in advance of any annual long-term incentive compensation grant he might be given in March 2011.
Annual Grants. The compensation committee asked Cook & Co. to provide it with an analysis of the value of the 2009 long-term incentive awards to help assist the compensation committee in its decision on the size and structure of the 2011 annual long-term incentive awards. In doing so, Cook & Co. conducted a share-based analysis, looking at our share usage rate in 2009 and comparing it to a typical year for our peer group. Cook & Co. also gave consideration to the amount of compensation actually realized by management since the company's formation in 2008.
In 2009, our share price was extremely depressed, and thus, trying to provide an equity award based on a market-competitive economic value would have resulted in substantial dilution. The compensation committee decided to provide an equity award to all officers and senior management participating in the long-term incentive program equal to 5% of the company's outstanding shares in the aggregate, which equity award totaled 3,864,000 shares. Our named executive officers at the time of award received 54.6% of the total amount of these equity awards. Because our share price at the time of these equity awards was historically low, the compensation committee believed these awards would serve as a multiyear award and provide strong upside potential.

Cook & Co. agreed that it would be appropriate for the 2009 awards to be considered front-loaded, multiyear awards. To continue to account for the size of the 2009 awards, Cook & Co. recommended the company provide for a long-term incentive award for its executive officers in 2011 that was structured to deliver target value between 50% and 100% of a fully competitive award for the year. The compensation committee agreed to a three-quarters fully competitive award for 2011.
The compensation committee determined the target total dollar value of annual long-term incentive compensation delivered to each named executive officers based on a combination of the following:

•	The anticipated contribution by the officer;

•	The equity awards required from a competitive point of view to attract and/or retain the services of the officer;

•	The market data for competitive positions provided by Cook & Co.;

•	The value of previous equity awards granted to that officer;

•	The overall cost of the equity compensation program; and

•	The total value of all other forms of compensation relative to the target value of the annual long-term incentives.
The target value actually awarded to each named executive officer was converted into the number of shares subject to each type of award (based on the mix of long-term incentives described below), using the average closing price of our common stock on the 15 trading days prior to and including the date of grant or, for stock options, the Black-Scholes value of our stock options using the average closing price of our common stock on the 15 trading days prior to and including the date of grant. The 15-trading-day period was intended to provide some protection against fluctuations in our stock price on the date of grant. Because the 15-day average closing price of $8.89 per share was higher than the closing price on the date of grant ($8.55 per share), the actual value of the long-term incentive awards granted was as shown in the right-hand column below:

Named Executive Officer	Approximate Fully Competitive Value	Target Value of LTI Award (75% of Fully Competitive Value)	Actual Value of Annual LTI Grant
Alexander Toeldte	$2,360,000	$1,770,000	$1,701,965
Samuel K. Cotterell	515,000	385,000	370,185
Robert A. Warren	735,000	550,000	528,851
Karen E. Gowland	380,000	285,000	274,017
Judith M. Lassa	380,000	285,000	274,017
If the above awards had been granted at the fully competitive values, all of the awards other than the award to the chief executive officer would have fallen near or slightly below our competitive range of +/- 15% of the median. The chief executive officer's award at the fully competitive value was at the median. However, because all of the above awards to the named executive officers were reduced to three-quarters of the fully competitive value based on considerations of the 2009 and prior equity grants, the target value of the annual long-term incentive awards actually granted in 2011 were well below median levels. However, as noted above, Mr. Cotterell received an additional promotion grant of 18,000 restricted stock units in January 2011. His promotion award was worth approximately $143,000 at the time of grant, so his total long-term incentive awards for 2011 were within our targeted competitive range.

In designing the 2011 annual long-term incentive awards, the compensation committee intended to create a performance-oriented design in both the mix and structure of the awards. Long-term incentives awarded to our named executive officers consisted of equity compensation allocated as follows, taking into account a recommendation from Cook & Co:

•	34% restricted stock or restricted stock units;

•	33% stock options; and

•	33% performance units.
This allocation was intended by the compensation committee to provide the right mix to meet the motivational needs of our executive officers, introduce the performance-based elements of stock options and performance units, provide a balanced approach in line with our peer company practices, and manage potential dilution to our shareholders.
Each of the 2011 annual long-term incentive plan grants vests in equal installments two and three years after the date of grant. The compensation committee considered a three-year vesting period to provide the right amount of retention value, particularly when viewed in combination with our officer stock ownership guidelines. Unvested awards are forfeited if an officer voluntarily leaves the company and are generally vested pro rata if he or she reaches age 55 and retires prior to the scheduled vesting.
Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units reward and retain our executive officers by offering them the opportunity to receive shares of our stock on the date the restrictions lapse, so long as they continue to be employed by the company. Generally, our officers are granted restricted stock. However, if an officer is considered retirement-eligible based on our plan definitions, he or she is granted restricted stock units, because restricted stock may have adverse tax consequence for officers who are or become retirement-eligible prior to the award's vesting.
Stock Options. We believe that stock options are an effective means to focus our executive officers on delivering long-term value to our shareholders, because stock options provide value only if our stock price increases over time. The exercise price for all stock option grants is set at the closing price of our common stock on the date of grant. Our stock options have a term of ten years, which the compensation committee considers to be in line with market practices, while encouraging retention and long-term value creation.
Performance Units. As noted above, performance units, at target, constituted 33% of the total dollar value of the annual long-term incentive compensation delivered to each named executive officer for 2011. If the award pays out at target, each performance unit represents the right to receive one full share of our common stock.
In establishing the structure of the 2011 performance units, the compensation committee selected a performance measurement that is intended to reward our executive officers while creating value for our shareholders. The 2011 performance units are measured based on our return on net operating assets, or RONOA. The compensation committee believes that RONOA reminds managers that there is a cost of acquiring and holding assets, and it provides insight into how efficiently management uses its assets to generate earnings. The compensation committee also views RONOA as complementary to stock options and restricted stock grants, which align more directly with total shareholder return.
Taking into account discussions with Cook & Co., the compensation committee decided the RONOA goal should be based on our absolute performance rather than our performance relative to our peers' performance. While the industry swings widely in parallel, the compensation committee believes using our peers' performance would require us to assume we have similar challenges, which may not always be the case.
The overall goal in determining the RONOA targets was to set challenging yet attainable performance targets. The target RONOA of 10.0% for the 2011 awards was based on a review of our historical RONOA performance with the objective of recovering our weighted average cost of capital (WACC) over time. The selected target was higher than our historical averages and fell between the internally and externally calculated WACC. Given the cyclicality of the industry, the compensation committee approved a two-year performance period. Payouts, if any, will be on a sliding scale from threshold (7.9% RONOA) to maximum (13.0% RONOA) based on our average annual RONOA performance for 2011 and 2012. The threshold payout is equal to 30% of the target value (or 0.3 shares of stock for each performance unit); the maximum payout is equal to 200% of the target value (or 2.0 shares of stock for each performance unit).
Future Awards. Beginning in 2012, the compensation committee expects to grant our named executive officers fully competitive long-term incentive awards. Considering Cook & Co.'s recommendation, we intend to provide annual equity awards for the following reasons:

•	Maintain retention effectiveness on a continuous basis;

•	Ease pressure on performance goal setting for performance units;

•	Allow executive officers to build a portfolio of exercise prices for stock options;

•	Provide more transparency to our executive officers; and

•	Align the company's long-term incentive program with typical market practice.
Dividend Equivalent Awards
In December 2010 and May 2011, the company paid special cash dividends to its shareholders of record. At the time the dividends were declared, our named executive officers held unvested equity awards, which, pursuant to the terms of the award agreements, did not accrue dividends. To align management and shareholder interests regarding dividend strategy, the compensation committee granted to the named executive officers the following awards during 2011:

•	For the December 2010 dividend, an equity award scheduled to vest in March 2012 that is equivalent in value to the dividends the officer would have received on common shares;

•
For the May 2011 dividend and future dividends, if any, a cash payment on restricted stock and restricted stock unit awards equivalent in value to the dividends the officer would have received on common shares to be paid at the time the underlying awards vest; and

•
Also for the May 2011 dividend and future dividends, if any, a common share payment on unvested stock options equal to the dividends paid on common shares during the period from the grant date to the vest date of the stock options, to be paid at the time the underlying awards vest.

Post-Employment Compensation
We have severance agreements with our named executive officers. These agreements provide severance benefits and protect other benefits in the event of involuntary termination of employment without cause. These severance agreements provide for payment of a multiple of salary and/or target bonus and continuation of benefits in the event of certain specified terminations. We believe that benefits provided under these agreements are in an amount and form that will help ensure we will have the benefit of our named executive officers' services without distraction in the face of future potential changes. The compensation committee believes these agreements are in the best interest of the company and our shareholders. Severance payments and benefits under these severance agreements are detailed in the Severance Tables section in this proxy statement.
Employment and Retirement Benefits
Deferred Compensation. We permit our named executive officers and our other key employees to defer receipt of a portion of their base salary and any earned annual short-term incentive awards. Deferred compensation is held in a notional company account and credited with interest. While the plan participant is employed by Boise, the annualized interest rate on deferred compensation is equal to the Moody's Composite Average of Yields on Corporate Bonds (Moody's) times 130%. If the plan participant separates from service other than through retirement, death, or disability, the interest is reduced to Moody's. The deferred compensation plan is intended to help employees achieve their retirement savings goals, while promoting retention by providing long-term savings on a tax-efficient basis. In addition, because the deferred compensation plan is unfunded and deferred compensation payments are satisfied from the company's general assets, the plan provides a strong incentive for our officers to minimize risks that could jeopardize the long-term financial health of the company. Four of our five named executive officers participate in our deferred compensation plan.
Retirement and Savings Plans. We froze our defined benefit pension plan in 2009. For those officers who had a SUPP and/or SERP, these were also frozen in 2009. We continue to maintain our 401(k) savings plan, which is tax-qualified and available to substantially all U.S. employees. The company makes contributions equal to up to 6% of eligible salary. Alternatively, most participants in the deferred compensation plan, including those of our named executive officers who participate, may elect to have the company's contributions provided to the deferred compensation plan, rather than the 401(k) savings plan.
Insurance Plans. Boise offers medical, prescription drug, dental, and vision benefits to all of our full-time employees, including our named executive officers. These programs are comparable to those provided by our peer companies and are designed to help our employees manage their overall health and wellness. We also provide life insurance and accidental death and dismemberment insurance to all full-time employees. In addition, as described in the Summary Compensation Table section in this proxy statement, certain of our named executive officers also receive supplemental life insurance coverage. The Supplemental Life Plan was provided to elected officers who were officers of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to July 31, 2003.
Perquisites. Mr. Toeldte and Ms. Gowland have personal country club memberships for which the company pays the country club dues and associated expenses. The company does not provide a tax “gross-up” on these payments. Though the compensation committee does not plan to provide club memberships to new officers, we view club memberships as one element in a competitive compensation package sometimes necessary to attract and retain particular executives. In addition, we maintain a corporate country club membership to which Mr. Warren has access for business and personal purposes. The company does not reimburse Mr. Warren for country club dues or for any expenses incurred at the club for his personal benefit.
Through early 2011, the company provided an allowance to our elected officers for financial counseling services, including investment planning, tax preparation, planning and compliance, and estate planning. The amount available under the program, including the tax gross-up amount, was a maximum of $5,000 each calendar year. Unused amounts up to one year's allowance ($5,000) were allowed to be carried over from year to year. This program was discontinued in April 2011, because the compensation committee no longer considered the allowance necessary to attract and retain top executives.
Stock Ownership Guidelines for Our Elected Officers
In late 2010, our board of directors established company stock ownership guidelines for our elected officers, which are intended to more closely align their interests with those of our shareholders. These guidelines establish annual retainer or salary-based stock ownership targets and require retention of a certain ratio of after-tax profit shares from our equity compensation programs until those targets are met.
As reflected in the following table, the stock ownership guidelines for our elected officers established three tiers - with one tier for our chief executive officer, a second for our executive and senior vice presidents, and a third for our vice presidents, providing that, over time, each should acquire and maintain stock ownership in the company equal to six times, three times, and two times his or her annual base salary, respectively. Common shares directly owned by the elected officer or beneficially owned through a trust or by a spouse are considered qualifying shares for purposes of the stock ownership guidelines. Unvested restricted shares or restricted stock units, unexercised stock options, and unvested performance units do not count toward the guidelines.
To achieve these goals, officers are to retain 50% of their after-tax profit shares from our equity compensation programs until their stock ownership equals four times, two times, and one and one-half times their annual base salaries for tiers one, two, and three, respectively, and then 25% of such after-tax profit shares to reach and maintain their stock ownership targets.

Level	Executives	Retention Ratio of After-Tax Profit Shares Prior to Meeting Initial Salary Guideline	Initial Annual Base Salary Multiple Guideline	Retention Ratio of After-Tax Profit Shares After Meeting Initial Salary Guideline	Final Annual Base Salary Multiple Guideline

Tier I	CEO	50%	4x	25%	6x

Tier II	EVP, SVPs	50%	2x	25%	3x

Tier III	VPs	50%	1.5x	25%	2x

As of March 2012, all of our named executive officers are holding shares in compliance with these guidelines, and three hold sufficient company stock to exceed the final annual base salary multiple guideline.
Role of Executive Compensation Consultant
The compensation committee regularly reviews compensation paid to officers in other comparable companies to make decisions regarding appropriate compensation levels. In late 2010, the compensation committee conducted a review of compensation consulting firms and ultimately chose Cook & Co. as its new, independent compensation consultant to replace its prior consultant, Meridian (formerly Hewitt Associates). Cook & Co. does not provide any other services to Boise other than advisory work on behalf of the compensation committee.
A Cook & Co. representative attends most regularly scheduled meetings of the compensation committee, as well as preparatory meetings with the chair of the compensation committee. Among other tasks assigned by the compensation committee, Cook & Co. assists the compensation committee in its annual review of executive officer compensation by conducting a competitive pay and performance analysis for our executive officer positions that compares our pay practices and company performance results against a composite of data from our custom group of peer companies (described above under the caption Data Considerations/Benchmarking and Peer Group Data) and data reported in published surveys of executive compensation for comparably sized organizations. Cook & Co will also typically review and advise the compensation committee on proposed compensation decisions affecting the company's named executive officers, as well as any presentations to be delivered to the compensation committee. Additionally, a Cook & Co. representative attends executive sessions of the compensation committee as requested by the compensation committee.
Role of Management
Management provides data, analyses, input, and recommendations to the compensation committee through our chief executive officer and our vice president of human resources and corporate affairs. The compensation committee gives significant weight to our chief executive officer's evaluation of each named executive officer's performance and recommendations of appropriate compensation (other than his own).
Tax Considerations
The compensation committee structures and administers our annual and long-term incentive compensation plans and arrangements for our named executive officers to maximize the tax deductibility of the payments as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, to the extent practical. To this end, the compensation committee adopted a bonus pool approach for the 2011 annual short-term incentive awards to comply with the performance-based exception to the deductibility limitations of Section 162(m) for those officers potentially subject to Section 162(m).

Executive Compensation Recovery Policy
In February 2011, the compensation committee of our board of directors adopted the following executive compensation recovery policy:
In addition to any other remedies available to the company (but subject to applicable laws), if the board of directors determines it is appropriate, the company may recover (in whole or in part) any incentive payment, unvested equity award, or other compensation received by any current or former elected officer of the company, including forfeiture of the awards or incentives, to the extent that such incentive payment, equity award, or other compensation is or was, in the sole discretion of the compensation committee, based on any financial result or operating metric impacted by the officer's knowing or intentional fraudulent or illegal conduct or other wrongful conduct, including gross negligence, detrimental to the company. This policy, which is effective as of February 23, 2011, may be terminated or amended by the board of directors at any time.
The compensation committee will reevaluate and, if necessary, revise this policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC finalizes the rules implementing clawback requirements.
Risks Associated with Our Compensation Policies and Practices
In 2011, as in prior years, we assessed the risks associated with our compensation policies and practices. Based on this assessment, the compensation committee determined these risks were not reasonably likely to have a material adverse effect on our company. Among other things, the compensation committee considered the compensation arrangements and risk mitigation features noted in the Risk Analysis of Employee Compensation Policies and Practices section in this proxy statement.

Compensation Tables
The following Summary Compensation Table presents compensation information for the following five executive officers, who we refer to as our named executive officers elsewhere in this proxy statement:

•	Alexander Toeldte - Compensation information is presented for Mr. Toeldte, our president and chief executive officer, for the fiscal years ended December 31, 2011, 2010, and 2009.

•
Samuel K. Cotterell - Mr. Cotterell was elected as our senior vice president and chief financial officer effective January 1, 2011. Mr. Cotterell was not one of our named executive officers in our 2010 and 2009 proxy statements. Accordingly, compensation information for Mr. Cotterell is presented only for the fiscal year ended December 31, 2011.

•	Robert A. Warren - Compensation information is presented for Mr. Warren, our executive vice president and chief operating officer, for the fiscal years ended December 31, 2011, 2010, and 2009.

•
Karen E. Gowland - Ms. Gowland, our senior vice president, general counsel and secretary, was not one of our named executive officers in our 2010 and 2009 proxy statements. Accordingly, compensation information for Ms. Gowland is presented only for the fiscal year ended December 31, 2011.

•
Judith M. Lassa - Ms. Lassa, senior vice president of our paper and specialty products operations, was not one of our named executive officers in our 2009 proxy statement. Accordingly, compensation information for Ms. Lassa is presented only for the fiscal years ended December 31, 2011 and 2010.

Summary Compensation Table

Named Executive Officer and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

Alexander Toeldte President & Chief Executive Officer	2011	$803,654	$1,484,349	$561,429	$1,032,718	$1,738	$15,552	$3,899,440
	2010	800,000	—	—	1,428,800	1,977	25,162	2,255,939
	2009	793,940	412,800	—	1,319,992	2,737	25,530	2,554,999

Samuel K. Cotterell Senior Vice President & Chief Financial Officer	2011	381,731	424,873	122,115	308,683	52,727	16,584	1,306,713

Robert A. Warren Executive Vice President & Chief Operating Officer	2011	408,654	471,208	174,454	410,051	111,907	16,032	1,592,306
	2010	365,577	360,000	—	482,461	72,236	15,212	1,295,486
	2009	315,247	124,700	—	348,560	51,891	12,587	852,985

Karen E. Gowland Senior Vice President, General Counsel & Secretary	2011	353,654	257,218	90,397	284,630	238,273	47,211	1,271,383

Judith M. Lassa Senior Vice President, Paper & Specialty Products	2011	353,654	260,108	90,397	283,093	239,492	36,239	1,262,983
	2010	322,115	—	—	406,315	154,588	19,822	902,840

(1)
2011 Salary - The 2011 amounts reported for our named executive officers represent salaries paid from January 1 through December 31, 2011.

2010 Salary - The 2010 amounts reported for Ms. Lassa and Messrs. Toeldte and Warren represent salaries paid from January 1 through December 31, 2010.

2009 Salary - The 2009 amounts reported for Messrs. Toeldte and Warren represent salaries paid from January 1 through December 31, 2009.

(2)
2011 Stock Awards - On January 1, 2011, pursuant to the Boise Inc. Incentive and Performance Plan, the compensation committee of our board of directors awarded Mr. Cotterell, at no cost, 18,000 service-condition vesting restricted stock units. This award represented a 2011 special equity incentive plan award upon Mr. Cotterell's election as our senior vice president and chief financial officer effective January 1, 2011.

On March 15, 2011, pursuant to the Boise Inc. Incentive and Performance Plan, the compensation committee of our board of directors awarded Ms. Gowland, Ms. Lassa, and Mr. Toeldte, at no cost, 8,608, 8,946, and 40,212 shares of service-condition vesting restricted stock, respectively, and awarded Messrs. Cotterell and Warren, at no cost, 3,984 and 13,662 service-condition vesting restricted stock units, respectively. These awards represented 2011 special equity incentive plan awards, the values of which were equivalent to the dividends the named executive officers would have received on their restricted stock or restricted stock units held as of the record date (November 17, 2010) for the special cash dividend paid on December 3, 2010. The number of shares awarded to each of our named executive officers was calculated using the company's share price on the respective vesting dates - February 28, 2011, and March 15, 2011. The value of these awards did not include the market-condition vesting portion of the 2008 equity incentive plan awards, which were forfeited on March 1, 2011.

On March 15, 2011, as the first component of their 2011 regular equity incentive plan awards, pursuant to the Boise Inc. Incentive and Performance Plan, the compensation committee of our board of directors awarded Mr. Toeldte, at no cost, 67,694 shares of service-condition vesting restricted stock, and awarded Ms. Gowland, Ms. Lassa, and Messrs. Cotterell and Warren, at no cost, 10,898, 10,898, 14,724, and 21,034 service-condition vesting restricted stock units, respectively. Also on March 15, 2011, as the second component of their 2011 reqular equity incentive plan awards, the compensation committee of our board of directors awarded Ms. Gowland, Ms. Lassa, and Messrs. Toeldte, Cotterell, and Warren, at no cost, 10,578, 10,578, 65,702, 14,290, and 20,416 performance units, respectively.

The amounts reported for these 2011 special and regular equity incentive plan awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.

2010 Stock Awards - Our named executive officers did not receive a regular stock award during 2010. However, upon Mr. Warren's election as our executive vice president and chief operating officer effective November 1, 2010, pursuant to our Boise Inc. Incentive and Performance Plan, the compensation committee of our board of directors awarded Mr. Warren, at no cost, a special service-condition vesting award of 50,000 restricted stock units. The amount reported for Mr. Warren's award reflects the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.

2009 Stock Awards - On March 16, 2009, pursuant to our Boise Inc. Incentive and Performance Plan, the compensation committee of our board of directors awarded Messrs. Toeldte and Warren, at no cost, 960,000 restricted stock shares and 290,000 restricted stock units, respectively. These 2009 stock awards were both service-condition vesting awards. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.

(3)
2011 Option Awards - On March 15, 2011, as the final component of their 2011 regular equity incentive plan awards, pursuant to the Boise Inc. Incentive and Performance Plan, the compensation committee of our board of directors awarded Ms. Gowland, Ms. Lassa, and Messrs. Toeldte, Cotterell, and Warren, at no cost, 21,472, 21,472, 133,356, 29,006, and 41,438 nonqualified stock options, respectively. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.

(4)
2011 Non-Equity Incentive Plan Compensation - On February 23, 2011, the compensation committee of our board of directors approved the 2011 short-term incentive award criteria for our named executive officers pursuant to our Boise Inc. Incentive and Performance Plan. Payments were made to our named executive officers under the 2011 awards because our performance objectives were met.

2010 Non-Equity Incentive Plan Compensation - On February 18, 2010, the compensation committee of our board of directors approved the 2010 short-term incentive award criteria for Ms. Lassa and Messrs. Toeldte and Warren pursuant to our Boise Inc. Incentive and Performance Plan. Payments were made to these officers under the 2010 awards because our performance objectives were met.

2009 Non-Equity Incentive Plan Compensation - On February 19, 2009, the compensation committee of our board of directors approved the 2009 short-term incentive award criteria for Messrs. Toeldte and Warren pursuant to our Boise Inc. Incentive and Performance Plan. Payments were made to these officers under the 2009 awards because our performance objectives were met.

(5)	Amounts disclosed in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column include the following:

Named Executive Officer	Year	Change in Pension Value ($) (a)	Nonqualified Deferred Compensation Earnings ($) (b)

Alexander Toeldte	2011	$—	$1,738
	2010	—	1,977
	2009	—	2,737

Samuel K. Cotterell	2011	51,945	782

Robert A. Warren	2011	107,202	4,705
	2010	71,886	350
	2009	51,891	—

Karen E. Gowland	2011	234,325	3,948

Judith M. Lassa	2011	239,110	382
	2010	154,588	—

(a)
Mr. Toeldte is not eligible to participate in our pension plans. The amounts reported for Ms. Gowland, Ms. Lassa, and Messrs. Cotterell and Warren reflect the actuarial increase in the present value of their benefits under all of our pension plans using interest rate and mortality rate assumptions consistent with those used in our financial statements and include amounts these officers may not currently be entitled to receive because such amounts are not yet vested. For further information on the valuation method and all material assumptions applied in quantifying these amounts, please refer to our 2011 annual report on Form 10-K, Item 8. Notes to Consolidated Financial Statements, Footnote 9, Retirement and Benefit Plans.

(b)
The amounts reported for our named executive officers reflect the above-market portion of interest they have earned on compensation they have deferred. The above-market portion represents interest on deferred compensation that exceeds 120% of the applicable federal long-term rates, with compounding at the rate that corresponds most closely to the rate under our plan (130% of Moody's Composite Yields on Corporate Bonds).

(6)	Amounts disclosed in the All Other Compensation column including the following:

Named Executive Officer	Year	Company Contributions to Savings Plan ($) (a)	Company Contributions to Deferred Compensation Plan ($) (b)	Company-Paid Portion of Executive Officer Life Insurance ($) (c)	Reportable Perquisites ($) (d)

Alexander Toeldte	2011	$14,700	$—	$852	$—
	2010	13,575	—	1,512	10,075
	2009	6,300	17,718	1,512	—

Samuel K. Cotterell	2011	14,700	—	1,884	—

Robert A. Warren	2011	14,700	—	1,332	—
	2010	13,220	—	1,992	—
	2009	10,595	—	1,992	—

Karen E. Gowland	2011	2,990	36,921	7,300	—

Judith M. Lassa	2011	12,422	15,915	7,902	—
	2010	12,275	—	7,547	—

(a)
Our Savings Plan is a defined contribution plan intended to be qualified under Section 401(a) of the Internal Revenue Code that contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

(b)
Our Deferred Compensation Plan is a nonqualified savings plan offered to our key employees, including our named executive officers. Participants in our Deferred Compensation Plan may choose to have matching contributions made under our Deferred Compensation Plan in lieu of receiving matching contributions under our Savings Plan.

(c)
We maintain two plans under which company paid life insurance is made available to our officers:

Salaried Employee Life Insurance Plan - Under our Salaried Employee Life Insurance Plan, we provide, at our expense during each salaried employee's period of employment, life insurance in an amount equal to the employee's base salary. All of our salaried employees, including our named executive officers, are covered by this plan.

Supplemental Life Plan - Ms. Gowland and Ms. Lassa are eligible for and participated in our Supplemental Life Plan. This plan is for elected officers who were officers of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to July 31, 2003. The plan provides participants with an insured death benefit during employment and, in limited cases, after retirement. Participants in this plan can purchase a life insurance policy from a designated insurance carrier, with policy premiums to be paid by us as described in the plan. The plan provides the participant with a target death benefit equal to two times his or her base salary while employed by us and a target postretirement death benefit equal to one times his or her final base salary, both of which are less any amount payable under our group term life insurance policy.

(d)	The 2011 perquisites for our named executive officers are not reported because the total amounts did not exceed $10,000.

Grants of Plan-Based Awards Table
The following table presents information concerning each grant of a non-equity and equity award made to our named executive officers in 2011 under our Boise Inc. Incentive and Performance Plan.

Named Executive Officer and Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alexander Toeldte
Non-Equity Award (1)	—	2/23/11	$241,500	$805,000	$1,811,250	—	—	—	$—	$—
Special Equity Award - Restricted Stock (2)	3/15/11	2/23/11	—	—	—	—	40,212	—	—	343,813
Regular Equity Award - Restricted Stock (3)	3/15/11	3/14/11	—	—	—	—	67,694	—	—	578,784
Regular Equity Award - Performance Units (4)	3/15/11	3/14/11	—	—	—	19,711	65,702	131,404	—	561,752
Regular Equity Award - Stock Options (5)	3/15/11	3/14/11	—	—	—	—	133,356	—	8.55	561,429

Samuel K. Cotterell
Non-Equity Award (1)	—	2/23/11	75,075	250,250	563,063	—	—	—	—	—
Special Equity Award - Restricted Stock Units (6)	1/1/11	12/18/10	—	—	—	—	18,000	—	—	142,740
Special Equity Award - Restricted Stock Units (2)	3/15/11	2/23/11	—	—	—	—	3,984	—	—	34,063
Regular Equity Award - Restricted Stock Units (3)	3/15/11	3/14/11	—	—	—	—	14,724	—	—	125,890
Regular Equity Award - Performance Units (4)	3/15/11	3/14/11	—	—	—	4,287	14,290	28,580	—	122,180
Regular Equity Award - Stock Options (5)	3/15/11	3/14/11	—	—	—	—	29,006	—	8.55	122,115

Robert A. Warren
Non-Equity Award (1)	—	2/23/11	92,250	307,500	691,875	—	—	—	—	—
Special Equity Award - Restricted Stock Units (2)	3/15/11	2/23/11	—	—	—	—	13,662	—	—	116,810
Regular Equity Award - Restricted Stock Units (3)	3/15/11	3/14/11	—	—	—	—	21,034	—	—	179,841
Regular Equity Award - Performance Units (4)	3/15/11	3/14/11	—	—	—	6,125	20,416	40,832	—	174,557
Regular Equity Award - Stock Options (5)	3/15/11	3/14/11	—	—	—	—	41,438	—	8.55	174,454

Karen E. Gowland
Non-Equity Award (1)	—	2/23/11	69,225	230,750	519,188	—	—	—	—	—
Special Equity Award - Restricted Stock (2)	3/15/11	2/23/11	—	—	—	—	8,608	—	—	73,598
Regular Equity Award - Restricted Stock Units (3)	3/15/11	3/14/11	—	—	—	—	10,898	—	—	93,178
Regular Equity Award - Performance Units (4)	3/15/11	3/14/11	—	—	—	3,173	10,578	21,156	—	90,442
Regular Equity Award - Stock Options (5)	3/15/11	3/14/11	—	—	—	—	21,472	—	8.55	90,397

Judith M. Lassa
Non-Equity Award (1)	—	2/23/11	69,225	230,750	519,188	—	—	—	—	—
Special Equity Award - Restricted Stock (2)	3/15/11	2/23/11	—	—	—	—	8,946	—	—	76,488
Regular Equity Award - Restricted Stock Units (3)	3/15/11	3/14/11	—	—	—	—	10,898	—	—	93,178
Regular Equity Award - Performance Units (4)	3/15/11	3/14/11	—	—	—	3,173	10,578	21,156	—	90,442
Regular Equity Award - Stock Options (5)	3/15/11	3/14/11	—	—	—	—	21,472	—	8.55	90,397

(1)
Reflects possible 2011 non-equity incentive plan award payouts for our named executive officers under our Boise Inc. Incentive and Performance Plan, as described in more detail in the Compensation Discussion and Analysis section in this proxy statement. Threshold, Target, and Maximum payouts reported are calculated based on the annual pay rate of our named executive officers in effect at the end of the 2011 calendar year. It is possible to have a zero payout if the award criteria are not met. The actual non-equity incentive plan awards that will be paid in 2012, based on 2011 performance, are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this proxy statement.

(2)
We declared a special cash dividend payable on December 3, 2010, to shareholders of record on November 17, 2010. On the record date, our named executive officers held unvested restricted stock or restricted stock units that, pursuant to the terms of their award agreements, did not accrue dividends. To align management and shareholder interests regarding dividend strategy, on March 15, 2011, the compensation committee of our board of directors awarded our named executive officers, at no cost, a 2011 special equity incentive plan award of service-condition vesting restricted stock or restricted stock units, the values of which were equivalent to the dividends the named executive officers would have received on their restricted stock or restricted stock units held as of the record date. The number of shares awarded to each of our named executive officers was calculated using the company's share price on the respective vesting dates - February 28, 2011, and March 15, 2011. The value of these awards did not include the market-condition vesting portion of the 2008 equity incentive plan awards, which were forfeited on March 1, 2011. These awards vested March 15, 2012.

(3)
On March 15, 2011, as the first component of their 2011 regular equity incentive plan awards, the compensation committee of our board of directors awarded our named executive officers, at no cost, shares of service-condition vesting restricted stock or restricted stock units. Fifty percent (50%) of the shares or units will vest March 15, 2013, and the remaining fifty percent (50%) will vest March 17, 2014, subject to the provisions of the Restricted Stock (Restricted Stock Unit) Award Agreements. The Target amounts reported are 100% of the restricted stock or restricted stock unit award amounts and assume our named executive officers remain employed with us until their shares or units vest. The award agreements provide dividend or dividend equivalent rights payable in cash (for restricted stock) or shares (for restricted stock units) at the time the shares underlying the awards vest.

(4)
On March 15, 2011, as the second component of their 2011 regular equity incentive plan awards, the compensation committee of our board of directors awarded our named executive officers, at no cost, performance units. Fifty percent (50%) of the performance units vest March 15, 2013, and the remaining fifty percent (50%) will vest March 17, 2014, subject to the provisions of the Performance Unit Award Agreements. Each performance unit represents the right to receive one share of our common stock upon vesting of the performance unit. Performance units may be earned based on our return on net operating assets (RONOA) over a two-year performance period from January 1, 2011, to December 31, 2012. The actual number of shares received may be adjusted from 0% to 200% of the performance units awarded, based on our actual RONOA performance during the performance period. The award agreements provide dividend equivalent rights payable in cash (for cash dividends) or shares (for stock dividends) at the time the shares underlying the awards vest. These dividend equivalent rights are also subject to adjustment from 0% to 200% based on our RONOA performance during the performance period.

(5)
On March 15, 2011, as the final component of their 2011 reqular equity incentive plan awards, the compensation committee of our board of directors awarded our named executive officers, at no cost, nonqualified stock options to purchase shares of our common stock at a price of $8.55 per share. Fifty percent (50%) of the option amount will vest and become exercisable March 15, 2013, and the remaining fifty percent (50%) will vest and become exercisable March 17, 2014, subject to the provisions of the Nonqualified Stock Option Award Agreements. The Target amounts reported are 100% of the option award amounts and assume our named executive officers remain employed with us until their options vest and become exercisable.

(6)
On January 1, 2011, the compensation committee of our board of directors granted Mr. Cotterell, at no cost, a special 2011 equity incentive plan award upon his election as our senior vice president and chief financial officer effective January 1, 2011. Mr. Cotterell's award consists entirely of service-condition vesting restricted stock units, fifty percent (50%) of which vested March 15, 2012. The remaining fifty percent (50%) will vest March 15, 2013. The Target amount reported is 100% of the award amount and assumes Mr. Cotterell remains employed with us until the remaining 50% of the award vests in 2013.

(7)	The values reported for our named executive officers' 2011 special and regular equity incentive plan awards reflect the grant date fair value computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End Table
The following table presents information concerning 2011, 2010, and 2009 equity incentive plan awards made to our named executive officers under our Boise Inc. Incentive and Performance Plan that had not vested as of December 31, 2011.

Named Executive Officer and Type of Award	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (8)

Alexander Toeldte
2011 Special Equity Award - Restricted Stock (1)	—	$—	—	40,212	$286,309	—	$—
2011 Regular Equity Award - Restricted Stock (2)	—	—	—	67,694	481,981	—	—
2011 Regular Equity Award - Performance Units (3)	—	—	—	—	—	65,702	467,798
2011 Regular Equity Award - Stock Options (4)	133,356	8.55	3/15/21	—	—	—	—
2009 Regular Equity Award - Restricted Stock (5)	—	—	—	576,000	4,101,120	—	—

Samuel K. Cotterell
2011 Special Equity Award - Restricted Stock Units (6)	—	—	—	18,000	128,160	—	—
2011 Special Equity Award - Restricted Stock Units (1)	—	—	—	3,984	28,366	—	—
2011 Regular Equity Award - Restricted Stock Units (2)	—	—	—	14,724	104,835	—	—
2011 Regular Equity Award - Performance Units (3)	—	—	—	—	—	14,290	101,745
2011 Regular Equity Award - Stock Options (4)	29,006	8.55	3/15/21	—	—	—	—
2009 Regular Equity Award - Restricted Stock Units (5)	—	—	—	60,000	427,200	—	—

Robert A. Warren
2011 Special Equity Award - Restricted Stock Units (1)	—	—	—	13,662	97,273	—	—
2011 Regular Equity Award - Restricted Stock Units (2)	—	—	—	21,034	149,762	—	—
2011 Regular Equity Award - Performance Units (3)	—	—	—	—	—	20,416	145,362
2011 Regular Equity Award - Stock Options (4)	41,438	8.55	3/15/21	—	—	—	—
2010 Special Equity Award - Restricted Stock Units (7)	—	—	—	50,000	356,000	—	—
2009 Regular Equity Award - Restricted Stock Units (5)	—	—	—	174,000	1,238,880	—	—

Karen E. Gowland
2011 Special Equity Award - Restricted Stock (1)	—	—	—	8,608	61,289	—	—
2011 Regular Equity Award - Restricted Stock Units (2)	—	—	—	10,898	77,594	—	—
2011 Regular Equity Award - Performance Units (3)	—	—	—	—	—	10,578	75,315
2011 Regular Equity Award - Stock Options (4)	21,472	8.55	3/15/21	—	—	—	—
2009 Regular Equity Award - Restricted Stock (5)	—	—	—	129,000	918,480	—	—

Judith M. Lassa
2011 Special Equity Award - Restricted Stock (1)	—	—	—	8,946	63,696	—	—
2011 Regular Equity Award - Restricted Stock Units (2)	—	—	—	10,898	77,594
2011 Regular Equity Award - Performance Units (3)	—	—	—	—	—	10,578	75,315
2011 Regular Equity Award - Stock Options (4)	21,472	8.55	3/15/21	—	—	—	—
2009 Regular Equity Award - Restricted Stock (5)	—	—	—	138,000	982,560	—	—

(1)
We declared a special cash dividend payable on December 3, 2010, to shareholders of record on November 17, 2010. On the record date, our named executive officers held unvested restricted stock or restricted stock units that, pursuant to the terms of their award agreements, did not accrue dividends. To align management and shareholder interests regarding dividend strategy, on March 15, 2011, the compensation committee of our board of directors awarded our named executive officers, at no cost, a 2011 special equity incentive plan award of service-condition vesting restricted stock or restricted stock units, the values of which were equivalent to the dividends the named executive officers would have received on their restricted stock or restricted stock units held as of the record date. The number of shares awarded to each of our named executive officers was calculated using the company's share price on the respective vesting dates - February 28, 2011, and March 15, 2011. The value of these awards did not include the market-condition vesting portion of the 2008 equity incentive plan awards, which were forfeited on March 1, 2011. These awards vested March 15, 2012.

(2)
On March 15, 2011, as the first component of their 2011 regular equity incentive plan awards, the compensation committee of our board of directors awarded our named executive officers, at no cost, shares of service-condition vesting restricted stock or restricted stock units. Fifty percent (50%) of the shares or units will vest March 15, 2013, and the remaining fifty percent (50%) will vest March 17, 2014, subject to the provisions of the Restricted Stock (Restricted Stock Unit) Award Agreements. The award agreements provide dividend or dividend equivalent rights payable in cash (for restricted stock) or shares (for restricted stock units) at the time the shares underlying the awards vest.

(3)
On March 15, 2011, as the second component of their 2011 regular equity incentive plan awards, the compensation committee of our board of directors awarded our named executive officers, at no cost, performance units. Fifty percent (50%) of the performance units will vest March 15, 2013, and the remaining fifty percent (50%) will vest March 17, 2014, subject to the provisions of the Performance Unit Award Agreements. Each performance unit represents the right to receive one share of our common stock upon vesting of the performance unit. Performance units may be earned based on our return on net operating assets (RONOA) over a two-year performance period from January 1, 2011, to December 31, 2012. The actual number of shares received may be adjusted from 0% to 200% of the performance units awarded, based on our actual RONOA performance during the performance period. The award agreements provide dividend equivalent rights payable in cash (for cash dividends) or shares (for stock dividends) at the time the shares underlying the awards vest. These dividend equivalent rights are also subject to adjustment from 0% to 200% based on our RONOA performance during the performance period.

(4)
On March 15, 2011, as the final component of their 2011 reqular equity incentive plan awards, the compensation committee of our board of directors awarded our named executive officers, at no cost, nonqualified stock options to purchase shares of our common stock at a price of $8.55 per share. Fifty percent (50%) of the option amount will vest and become exercisable March 15, 2013, and the remaining fifty percent (50%) will vest and become exercisable March 17, 2014, subject to the provisions of the Nonqualified Stock Option Award Agreements. Except for limited circumstances set forth in the award agreement, these stock option awards, to the extent vested, must be exercised on or before the earliest of the following: the tenth anniversary of the award date; five years after the date of the named executive officer's retirement; three years after the named executive officer's death or total and permanent disability; or one year after the named executive officer's termination pursuant to his/her stock option award agreement.

(5)
The 2009 equity incentive plan awards consist entirely of service-condition vesting restricted stock or restricted stock units. Twenty percent (20%) of the shares or units vested March 15, 2010; twenty percent (20%) vested March 15, 2011; and sixty percent (60%) vested March 15, 2012. The amounts reported consist of the final 60% portion that vested March 15, 2012.

(6)
On January 1, 2011, the compensation committee of our board of directors granted Mr. Cotterell, at no cost, a special 2011 equity incentive plan award upon his election as our senior vice president and chief financial officer effective January 1, 2011. Mr. Cotterell's award consists entirely of service-condition vesting restricted stock units, fifty percent (50%) of which vested March 15, 2012. The remaining fifty percent (50%) will vest March 15, 2013.

(7)
On October 28, 2010, the compensation committee of our board of directors granted Mr. Warren, at no cost, a special 2010 equity incentive plan award upon his election as our executive vice president and chief operating officer effective November 1, 2010. Mr. Warren's award consists entirely of service-condition vesting restricted stock units, which will vest November 15, 2013.

(8)
The values reported for the special and regular equity awards reflect the number of unvested shares or units held by each of our named executive officers as of December 31, 2011, multiplied by our closing stock price on Friday, December 30, 2011 ($7.12 per share). The values reported for the performance unit awards reflect the target number of unvested units held by each of our named executive officers as of December 31, 2011, multiplied by our closing stock price on Friday, December 30, 2011 ($7.12 per share).

Option Exercises and Stock Vested Table
The following table presents information concerning 2009 and 2008 equity incentive plan awards made to our named executive officers under our Boise Inc. Incentive and Performance Plan that vested during 2011 and the dollar amounts realized upon vesting.

Named Executive Officer and Type of Award	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

Alexander Toeldte
2009 Regular Equity Award	192,000	$1,641,600
2008 Regular Equity Award	96,166	863,571

Samuel K. Cotterell
2009 Regular Equity Award	20,000	171,000
2008 Regular Equity Award	5,433	48,788

Robert A. Warren
2009 Regular Equity Award	58,000	495,900
2008 Regular Equity Award	10,566	94,883

Karen E. Gowland
2009 Regular Equity Award	43,000	367,650
2008 Regular Equity Award	12,633	113,444

Judith M. Lassa
2009 Regular Equity Award	46,000	393,300
2008 Regular Equity Award	7,600	68,248

(1)
2009 Regular Equity Awards - The 2009 awards consisted entirely of service-condition vesting restricted stock or restricted stock units. Twenty percent (20%) vested March 15, 2010; twenty percent (20%) vested March 15, 2011; and sixty percent (60%) vested March 15, 2012. The amounts reported consist of the 20% portion that vested March 15, 2011.

2008 Regular Equity Awards - The 2008 awards consisted of both market- and service-condition vesting restricted stock or restricted stock units. The market-condition portions of these awards were forfeited on March 1, 2011, because we did not meet the necessary stock price performance measures. The first one-third of the service-condition portions of these awards vested March 2, 2009; the second one-third vested March 1, 2010; and the final one-third vested February 28, 2011. The amounts reported consist of the final one-third portion that vested February 28, 2011.

(2)
2009 Regular Equity Awards - The reported 2009 values reflect the number of shares or units that vested during the year ending December 31, 2011, multiplied by our closing stock price on the March 15, 2011, vesting date ($8.55 per share).

2008 Regular Equity Awards - The reported 2008 values reflect the number of shares or units that vested during the year ending December 31, 2011, multiplied by our closing stock price on the February 28, 2011, vesting date ($8.98 per share).

Pension Benefits
We offer pension benefits to qualifying named executive officers. Those pension benefits include a salaried defined pension benefit plan (Salaried Pension Plan), a supplemental pension plan (SUPP), and a supplemental early retirement plan (SERP). The following table reflects our named executive officers who are eligible to participate in each pension benefit plan.

Named Executive Officer	Salaried Pension Plan	SUPP	SERP

Alexander Toeldte	No	No	No

Samuel K. Cotterell	Yes	Yes	No

Robert A. Warren	Yes	Yes	No

Karen E. Gowland	Yes	Yes	Yes

Judith M. Lassa	Yes	Yes	Yes
Pension Plan Freeze
The Salaried Pension Plan, SUPP, and SERP, each described in the following sections, were frozen effective April 15, 2009. Ms. Gowland, Ms. Lassa. and Messrs. Cotterell and Warren will keep the benefits they earned up to that point but no additional benefits are earned after April 14, 2009.
Salaried Pension Plan
Ms. Gowland, Ms. Lassa, and Messrs. Cotterell and Warren are eligible to participate in our Salaried Pension Plan. Our Salaried Pension Plan is a plan for all salaried employees who were former employees of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to November 1, 2003.
Our Salaried Pension Plan entitles each vested employee to receive a pension benefit at normal retirement age equal to:

•
1.25% of the average of the highest five consecutive years of compensation out of the last ten years of employment, calculated as of April 14, 2009, multiplied by the employee's years of service through December 31, 2003, plus

•
1% of the average of the highest five consecutive years of compensation out of the last ten years of employment, calculated as of April 14, 2009, multiplied by the employee's years of service after December 31, 2003, through April 14, 2009.

Under our Salaried Pension Plan, “compensation” is defined as the employee's base salary plus any amounts earned under our variable incentive compensation programs. Benefits are computed on a straight-life annuity basis and are not offset by Social Security or other retirement-type benefits.

Supplemental Pension Plan (SUPP)
Ms. Gowland, Ms. Lassa, and Messrs. Cotterell and Warren are eligible to participate in our SUPP. The SUPP is a plan for salaried employees who were former employees of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to November 1, 2003.
If an employee is entitled to a greater benefit under our Salaried Pension Plan's formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits will be paid from our general assets under our unfunded SUPP. The SUPP also provides payments to the extent that participation in our deferred compensation plan has the effect of reducing an individual's pension benefit under the qualified plan.
Supplemental Early Retirement Plan (SERP)
Ms. Gowland and Ms. Lassa are eligible to participate in our SERP. The SERP entitles pension-eligible elected officers to receive an early retirement benefit equal to the benefit calculated at age 65 under our Salaried Pension Plan without reduction due to the officer's early retirement. This pension benefit is unfunded and is paid from our general assets. Eligible elected officers are those who:

•	Are 55 years old or older, if elected by OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to June 1, 2004;

•	Are 58 years old or older, if elected on or after June 1, 2004, and prior to October 29, 2004 (the SERP was closed to new entrants as of October 29, 2004);

•	Have ten or more years of service;

•	Have served as an elected officer for at least five full years; and

•	Retire before age 65.

Pension Benefits Table
The following table presents the actuarial present value of accumulated benefits payable to Ms. Gowland, Ms. Lassa, and Messrs. Cotterell and Warren, including the number of years of service credited to each of them, under our Salaried Pension Plan, SUPP, and SERP. Mr. Toeldte is not eligible to participate in our pension plans. For further information on the valuation method and all material assumptions applied in quantifying these amounts, please refer to our 2011 annual report on Form 10-K, Item 8. Notes to Consolidated Financial Statements, Footnote 9, Retirement and Benefit Plans. Ms. Gowland, Ms. Lassa, and Messrs. Cotterell and Warren did not receive any payments under any of our pension plans during 2011.

Named Executive Officer	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)

Samuel K. Cotterell	Salaried Pension Plan	15.3	$462,903
	SUPP	15.3	76,888
	SERP (2)	—	—

Robert A. Warren	Salaried Pension Plan	26.6	743,165
	SUPP	26.6	77,058
	SERP (2)	—	—

Karen E. Gowland	Salaried Pension Plan	25.6	535,935
	SUPP	25.6	91,188
	SERP (2)	25.6	901,064

Judith M. Lassa	Salaried Pension Plan	27.3	566,217
	SUPP	27.3	85,338
	SERP (2)	27.3	890,062

(1)
Number of years credited service for Ms. Gowland, Ms. Lassa, and Messrs. Cotterell and Warren includes amounts attributable to their employment with OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to Madison Dearborn Partners' acquisition of the forest products assets from OfficeMax on October 29, 2004, and their employment with Boise Cascade, L.L.C.

(2)
Messrs. Cotterell and Warren were not eligible to participate in the SERP. The values reported for Ms. Gowland and Ms. Lassa assume they remain employed with us until age 55 and become vested in the SERP.

Nonqualified Deferred Compensation
All of our named executive officers are eligible to participate in our “nonqualified” Deferred Compensation Plan. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to reinvest a portion of their compensation in our overall business performance.
Each year, participants may irrevocably elect to defer receipt of a portion of their base salary and incentive compensation. A participant's account is credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. In addition, participants may elect to receive their company contributions in our Deferred Compensation Plan in lieu of any contributions in our 401(k) Savings Plan, as described below:
Through April 15, 2009, our contribution to the 401(k) Savings Plan was:

•	A regular match equal to $0.70 on the dollar up to the first 6% of eligible compensation; plus

•
For employees hired or rehired on or after November 1, 2003, a discretionary match that was announced annually and could vary from year to year but would be no more than $0.30 on the dollar up to the first 6% of eligible compensation. This match was provided only to those eligible employees who were employed by us on the last day of the plan year (December 31).

Effective April 16, 2009, our contribution to the 401(k) Savings Plan is:

•	Base Company Contribution - We contribute the equivalent of 3% of a participant's eligible compensation to his or her account; plus

•	Matching Company Contribution - We match $0.50 for each $1.00 a participant contributes up to the first 3% of his or per pay; plus

•
Discretionary Matching Company Contribution - We intend to provide a discretionary match of $0.50 for each $1.00 a participant contributes to the plan up to the first 3% of pay. The actual amount of the discretionary match may vary from year to year, depending on our financial performance and, thus, the affordability of the match. We will announce at the end of each year whether a discretionary match will be made and, if so, in what amount.

Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments over a specified period of years following the termination of their employment with us.

Nonqualified Deferred Compensation Table
The following table presents executive contributions to the plan in 2011, the company's contributions to the plan in 2011, executive aggregate earnings in 2011, and the aggregate balance in their account as of December 31, 2011. Mr. Toeldte did not participate in the plan during 2011. Messrs. Cotterell and Warren elected to participate in the plan during 2011, but did not elect to have their company contribution put into the plan. Ms. Gowland and Ms. Lassa elected to participate in the plan during 2011 and have their company contribution put into the plan. Our named executive officers did not have any withdrawals or distributions under the plan during 2011.

Named Executive Officer	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4)

Alexander Toeldte	$—	$—	$6,302	$99,880

Samuel K. Cotterell	76,346	—	2,305	78,651

Robert A. Warren	282,096	—	17,054	336,856

Karen E. Gowland	123,607	36,921	11,786	254,084

Judith M. Lassa	21,219	15,915	1,127	38,261

(1)	These amounts are included in the Salary column of our Summary Compensation Table for 2011.

(2)	These amounts are included in the All Other Compensation column of our Summary Compensation Table for 2011.

(3)	The above-market portion of these amounts is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of our Summary Compensation Table for 2011.

(4)	Of the amounts reported for Messrs. Toeldte and Warren, $93,578 and $37,706, respectively, were reported in previous proxy statements.

Severance Tables
The severance agreements we have entered into with our named executive officers provide severance benefits and protect other benefits these officers have already earned or reasonably expect to receive under our employee benefit plans. The named executive officer will receive the benefits provided under the agreement if their employment is terminated other than for cause or disability (as defined in the agreement) or if they terminate employment after we take actions (as specified in the agreement) that adversely affect the named executive officer.
These severance agreements help to ensure we will have the benefit of our named executive officers' services without distraction in the face of future potential changes. Our board of directors believes the agreements are in our best interest and the best interest of our shareholders.
The following summaries provide a description of the severance agreements we have entered into with our named executive officers. The accompanying tables present an estimate of the compensation we would have been required to pay these officers in the event of their termination due to:

•	Voluntary termination with good reason or involuntary termination without cause or due to restructuring;

•	Involuntary termination due to change in control;

•	For-cause termination or voluntary termination without good reason;

•	Retirement; or

•	Death or disability.
The compensation shown assumes termination was effective as of December 31, 2011. The compensation we would actually be required to pay our named executive officers would only be determinable at the time of separation.

Alexander Toeldte
President and Chief Executive Officer
Pursuant to the terms of Mr. Toeldte's severance agreement dated December 9, 2010, if he voluntarily terminates employment with good reason or his employment is involuntarily terminated without cause or due to restructuring or a change in control, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. Toeldte will be entitled to a lump-sum severance payment equal to two times his annual base salary at the rate in effect at the time he receives a notice of termination, plus two times his target annual incentive for the year in which the date of termination occurs. Mr. Toeldte will also receive a lump-sum payment equal to 36 times the monthly group premium for health, life, disability, and accident insurance plans. To the extent not already paid, Mr. Toeldte will also receive a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. The severance agreement also imposes confidentiality and nondisparagement provisions on Mr. Toeldte, as well as a nonsolicitation provision that will continue for one year after his employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (2 x $805,000 Annual Base Salary + 2 x Target Short-Term Incentive Award Percentage of 100% of Annual Base Salary)	$3,220,000	$3,220,000	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (2)	4,475,117	5,846,029	—	4,475,117	5,333,507

Insurance - Health, Life, Disability, and Accident (For 36 Months)	37,202	37,202	—	—	—

Unused Vacation (28 Hours)	10,837	10,837	10,837	10,837	10,837
TOTAL (3)	$7,743,156	$9,114,068	$10,837	$4,485,954	$5,344,344

(1)	Amounts shown assume a termination of Mr. Toeldte's employment was effective as of December 31, 2011. Mr. Toeldte would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. Toeldte's equity incentive plan award agreements.

(3)
Total amounts shown are in addition to payments Mr. Toeldte would have received under our Savings Plan and Deferred Compensation Plan. Mr. Toeldte's Deferred Compensation Plan balance would have been distributed in accordance with his distribution election. For information on Mr. Toeldte's Deferred Compensation Plan balance, please refer to the Nonqualified Deferred Compensation Table in this proxy statement.

Samuel K. Cotterell
Senior Vice President and Chief Financial Officer
Pursuant to the terms of Mr. Cotterell's severance agreement dated January 1, 2011, if he voluntarily terminates employment with good reason or his employment is involuntarily terminated without cause or due to restructuring or a change in control, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. Cotterell will be entitled to a lump-sum severance payment equal to 3.3 times his annual base salary at the rate in effect at the time he receives a notice of termination. We will also maintain group insurance coverage (health, life, disability, and accident) for 12 months following Mr. Cotterell's date of termination, subject to his payment of any applicable premium at the active employee rate. To the extent not already paid, Mr. Cotterell will also receive a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. The severance agreement also imposes confidentiality and nondisparagement provisions on Mr. Cotterell, as well as a nonsolicitation provision that will continue for one year after his employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (3.3 x $385,000 Annual Base Salary)	$1,270,500	$1,270,500	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (2)	574,208	880,158	—	574,208	760,910

Insurance - Health, Life, Disability, and Accident (For 12 Months)	9,377	9,377	—	—	—

Unused Vacation (80 Hours)	14,808	14,808	14,808	14,808	14,808
TOTAL (3)	$1,868,893	$2,174,843	$14,808	$589,016	$775,718

(1)	Amounts shown assume a termination of Mr. Cotterell's employment was effective as of December 31, 2011. Mr. Cotterell would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. Cotterell's equity incentive plan award agreements.

(3)
Total amounts shown are in addition to payments Mr. Cotterell would have received under our Savings Plan, Salaried Pension Plan, SUPP, and Deferred Compensation Plan. Mr. Cotterell's Deferred Compensation Plan balance would have been distributed in accordance with his distribution election. For information on Mr. Cotterell's Salaried Pension Plan, SUPP, and Deferred Compensation Plan balances, please refer to the Pension Benefits Table and Nonqualified Deferred Compensation Table in this proxy statement.

Robert A. Warren
Executive Vice President and Chief Operating Officer
Pursuant to Mr. Warren's severance agreement dated November 1, 2010, if he voluntarily terminates employment with good reason or his employment is involuntarily terminated without cause or due to restructuring or a change in control, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. Warren will be entitled to a lump-sum severance payment equal to 3.5 times his annual base salary at the rate in effect at the time he receives a notice of termination. We will also maintain group insurance coverage (health, life, disability, and accident) for 12 months following Mr. Warren's date of termination, subject to his payment of any applicable premium at the active employee rate. To the extent not already paid, Mr. Warren will also receive a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. The severance agreement also imposes confidentiality and nondisparagement provisions on Mr. Warren, as well as a nonsolicitation provision that will continue for one year after his employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (3.5 x $410,000 Annual Base Salary)	$1,435,000	$1,435,000	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (2)	1,506,985	2,163,859	—	1,506,985	1,773,712

Insurance - Health, Life, Disability, and Accident (For 12 Months)	9,377	9,377	—	—	—

Unused Vacation (72 Hours)	14,192	14,192	14,192	14,192	14,192
TOTAL (3)	$2,965,554	$3,622,428	$14,192	$1,521,177	$1,787,904

(1)	Amounts shown assume a termination of Mr. Warren's employment was effective as of December 31, 2011. Mr. Warren would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. Warren's equity incentive plan award agreements.

(3)
Total amounts shown are in addition to payments Mr. Warren would have received under our Savings Plan, Salaried Pension Plan, SUPP, and Deferred Compensation Plan. Mr. Warren's Deferred Compensation Plan balance would have been distributed in accordance with his distribution election. For information on Mr. Warren's Salaried Pension Plan, SUPP, and Deferred Compensation Plan balances, please refer to the Pension Benefits Table and Nonqualified Deferred Compensation Table in this proxy statement.

Karen E. Gowland
Senior Vice President, General Counsel and Secretary
Pursuant to Ms. Gowland's severance agreement dated February 18, 2010, if she voluntarily terminates employment with good reason or her employment is involuntarily terminated without cause or due to restructuring or a change in control, as defined in her severance agreement, and subject to her execution of a valid release of employment-related claims, Ms. Gowland will be entitled to a lump-sum severance payment equal to 1.65 times her annual base salary at the rate in effect at the time she receives a notice of termination. We will continue to pay the company-paid premium under the Supplemental Life Plan for 12 months following Ms. Gowland's date of termination. We will also maintain group insurance coverage (health, life, disability, and accident) for 12 months following Ms. Gowland's date of termination, subject to her payment of any applicable premium at the active employee rate. To the extent not already paid, Ms. Gowland will also receive a lump-sum amount equal to the value of her unused and accrued time off, less any advanced time off. The severance agreement also imposes confidentiality and nondisparagement provisions on Ms. Gowland, as well as a nonsolicitation provision that will continue for one year after her employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (1.65 x $355,000 Annual Base Salary)	$585,750	$585,750	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (2)	987,374	1,229,958	—	987,374	1,125,571

Supplemental Life Insurance (For 12 Months)	7,240	7,240	—	—	—

Insurance - Health, Life, Disability, and Accident (For 12 Months)	12,161	12,161	—	—	—

Unused Vacation (44 Hours)	7,510	7,510	7,510	7,510	7,510
TOTAL (3)	$1,600,035	$1,842,619	$7,510	$994,884	$1,133,081

(1)	Amounts shown assume a termination of Ms. Gowland's employment was effective as of December 31, 2011. Ms. Gowland would have received her base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Ms. Gowland's equity incentive plan award agreements.

(3)
Total amounts shown are in addition to payments Ms. Gowland would have received under our Savings Plan, Salaried Pension Plan, SUPP, SERP, and Deferred Compensation Plan. Ms. Gowland's Deferred Compensation Plan balance would have been distributed in accordance with her distribution election. For information on Ms. Gowland's Salaried Pension Plan, SUPP, SERP, and Deferred Compensation Plan balances, please refer to the Pension Benefits Table and Nonqualified Deferred Compensation Table in this proxy statement.

Judith M. Lassa
Senior Vice President, Paper and Specialty Products
Pursuant to Ms. Lassa's severance agreement dated February 18, 2010, if she voluntarily terminates employment with good reason or her employment is involuntarily terminated without cause or due to restructuring or a change in control, as defined in her severance agreement, and subject to her execution of a valid release of employment-related claims, Ms. Lassa will be entitled to a lump-sum severance payment equal to 1.65 times her annual base salary at the rate in effect at the time she receives a notice of termination. We will continue to pay the company-paid premium under the Supplemental Life Plan for 12 months following Ms. Lassa's date of termination. We will also maintain group insurance coverage (health, life, disability, and accident) for 12 months following Ms. Lassa's date of termination, subject to her payment of any applicable premium at the active employee rate. To the extent not already paid, Ms. Lassa will also receive a lump-sum amount equal to the value of her unused and accrued time off, less any advanced time off. The severance agreement also imposes confidentiality and nondisparagement provisions on Ms. Lassa, as well as a nonsolicitation provision that will continue for one year after her employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (1.65 x $355,000 Annual Base Salary)	$585,750	$585,750	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (2)	1,052,456	1,300,179	—	1,052,456	1,190,653

Supplemental Life Insurance (For 12 Months)	7,842	7,842	—	—	—

Insurance - Health, Life, Disability, and Accident (For 12 Months)	65	65	—	—	—

Unused Vacation (80 Hours)	13,654	13,654	13,654	13,654	13,654
TOTAL (3)	$1,659,767	$1,907,490	$13,654	$1,066,110	$1,204,307

(1)	Amounts shown assume a termination of Ms. Lassa's employment was effective as of December 31, 2011. Ms. Lassa would have received her base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Ms. Lassa's equity incentive plan award agreements.

(3)
Total amounts shown are in addition to payments Ms. Lassa would have received under our Savings Plan, Salaried Pension Plan, SUPP, SERP, and Deferred Compensation Plan. Ms. Lassa's Deferred Compensation Plan balance would have been distributed in accordance with her distribution election. For information on Ms. Lassa's Salaried Pension Plan, SUPP, SERP, and Deferred Compensation Plan balances, please refer to the Pension Benefits Table and Nonqualified Deferred Compensation Table in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock (Reporting Persons) to file reports with the SEC regarding their ownership of and transactions in our common stock and other securities related to our common stock. SEC rules also require Reporting Persons to furnish us with copies of the reports they file with the SEC. Based solely on a review of the copies of the reports provided to us and inquiries we have made, we believe that during our fiscal year ended December 31, 2011, all Reporting Persons filed in a timely manner all of the reports they were required to file.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS
Related-Person Transactions
Investor Rights Agreement
In connection with our acquisition of Boise Cascade, L.L.C.'s (Boise Cascade) paper, packaging and newsprint, and transportation assets on February 22, 2008 (the Acquisition), we entered into an Investor Rights Agreement with Messrs. Berger, Leight, and Weiss and Mr. Richard Rogel, a former director of the company (together, the Aldabra Majority Holders). The Investor Rights Agreement provides that the Aldabra Majority Holders have the right to designate directors to our board in an amount proportionate to the voting power of the shares they each hold. Pursuant to this right, Mr. Weiss serves on our board of directors as a representative of the Aldabra Majority Holders.
Family Relationships
Messrs. Berger and Leight are cousins, who have both served on our board of directors since our inception in 2007.
Policies and Procedures for Related-Person Transactions
Our Code of Ethics, which is posted on our website at www.boiseinc.com, governs the review, approval, or ratification of related-person transactions. Pursuant to our Code of Ethics, our directors and officers are required to be free from actual or apparent conflicts of interest that would interfere with their loyalty to us or to our shareholders. Similarly, our Code of Ethics prohibits our directors and officers from appropriating business opportunities that are presented to the company, from competing with the company, and from using their positions with the company or company information for personal gain.
All actual or potential conflicts, including transactions with related parties, must be reported to our general counsel, who will provide guidance and a recommendation on how to address the issue. If the situation so warrants, our general counsel will report the conflict or transaction to our board of directors. If a significant conflict issue arises and cannot be resolved, or if the conflict was not disclosed, our board of directors may ask for the resignation or termination of the director or officer.
Our decision to enter into the Investor Rights Agreement was approved by our entire board of directors in connection with the Acquisition. There have been no subsequent related-party transactions concerning our directors or officers that have been brought to the attention of our general counsel.

AUDIT COMMITTEE MATTERS
Audit Committee Report
Dear Fellow Shareholders:
The following is the report of the audit committee with respect to the company's audited financial statements for the fiscal year ended December 31, 2011.
Audit Committee Charter and Responsibilities
The audit committee assists the board of directors in its oversight of the quality and integrity of the company's financial statements and its accounting and financial reporting practices. The audit committee's responsibilities are more fully set forth in its charter, which you can view by visiting the company's website at www.boiseinc.com and selecting Investors, Corporate Governance, and then Committee Charters.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the company's annual audited and quarterly consolidated financial statements for the 2011 calendar year with management and KPMG LLP (KPMG), the company's independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards Nos. 114 and 115, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board. The audit committee has also received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with KPMG its independence from the company and its management.
Audit Committee Financial Expert
The board of directors has determined that the audit committee chair, Jonathan W. Berger, is an audit committee financial expert, as the SEC defines that term. Mr. Berger, as well as the other members of the audit committee, are independent, as independence for audit committee members is defined by the NYSE and the company's own independence standards.
Recommendation of Financial Statements
Based on the review and discussions with management and KPMG, the audit committee recommended to the company's board of directors that the company's audited financial statements be included in the company's annual report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.
Respectfully submitted,
The Audit Committee
Jonathan W. Berger, committee chair
Carl A. Albert
Jack Goldman
Heinrich R. Lenz

Policies and Procedures for Preapproval of Audit and Nonaudit Services
The audit committee's charter provides that all audit and nonaudit services (including the fees and terms of such services) to be performed for us by KPMG be preapproved. Our controller monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our controller must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.
Fees Paid to KPMG
The following table presents the aggregate fees billed by KPMG to us for services rendered for the fiscal years ended December 31, 2011 and 2010:

	2011 ($)	2010 ($)

Audit Fees (1)	$1,985,000	$1,830,000
Audit-Related Fees (2)	4,000	14,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,989,000	$1,844,000

(1)
KPMG's Audit Fees consisted of fees for the audit of our 2011 and 2010 year-end financial statements, as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q, subsidiary audits, and other filings with the SEC.

(2)	KPMG's Audit-Related Fees consisted of fees in connection with debt compliance letters and the issuance of financial assurance letters.

INFORMATION ABOUT ATTENDING OUR 2012 ANNUAL SHAREHOLDERS' MEETING
Time and Date
9:00 a.m. Mountain Daylight Time
Wednesday, April 25, 2012
Place
Boise Plaza Building
1-West Conference Room
1111 West Jefferson Street
Boise, Idaho 83702-5388
If You Plan to Attend
If you plan to attend our 2012 annual shareholders' meeting in person, please bring a photo identification, your Notice, the tear-off portion of your proxy card, or your brokerage statement reflecting your Boise Inc. holdings as proof of share ownership. We reserve the right to inspect all briefcases, bags, and other personal items. Cameras and other recording devices will not be permitted at the meeting.
Directions From Boise Air Terminal/Parking
From the Boise Air Terminal to the Boise Plaza Building:

•	Depart from the Boise Air Terminal and proceed north to Vista Avenue - proceed 2.3 miles on Vista Avenue

•	Turn slightly left onto Capitol Boulevard - proceed 1.2 miles on Capitol Boulevard

•	Turn left (west) onto Idaho Street - proceed .3 mile to 11th Street

•	Turn right (north) onto 11th Street - proceed one block north to Bannock Street

•	Turn left (west) onto Bannock Street - visitor parking is available in the Boise Plaza parking lot on the southeast corner of the intersection of 12th and Bannock Streets

Boise Inc.
1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
208-384-7000
www.boiseinc.com
© 2012 Boise Inc.
Boise is licensed to use the trademark BOISE®, a registered trademark of
Boise Cascade, L.L.C. or its affiliates.
This proxy statement is printed on 27 lb. Boise® Smooth Lightweight Opaque Offset paper produced by
Boise's papermakers in St. Helens, Oregon.

Dear Shareholder:
Boise Inc. will hold its annual shareholders' meeting on Wednesday, April 25, 2012, at 9:00 a.m. Mountain Daylight Time at the company's headquarters in the Boise Plaza Building, 1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-5388. The meeting will be held in the 1-West Conference Room.
Shareholders of record on March 16, 2012, are entitled to vote by proxy, before or at the meeting. You may use the proxy card at the bottom of this page to designate proxies.
Continental Stock Transfer & Trust Company is our independent tabulator and will receive and tabulate individual proxy cards. Cydni J. Waldner, of Waldner Law Office L.L.C., is our independent inspector of election and will certify the vote results.
Please indicate your voting preferences on the proxy card, sign and date the card, and return it to Continental Stock Transfer & Trust Company in the envelope provided.
Thank you.

Ä PLEASE FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ä

PROXY CARD BOISE INC. ANNUAL SHAREHOLDERS' MEETING APRIL 25, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The shareholder signing this card appoints Alexander Toeldte, Samuel K. Cotterell, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card), all of the shareholder's Boise Inc. stock held on March 16, 2012, at the company's annual shareholders' meeting to be held on April 25, 2012, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the three director nominees and Proposal Nos. 2 and 3 will receive FOR votes.

(Continued and to be marked, signed, and dated as instructed on the reverse side)

BOISE INC.
ANNUAL SHAREHOLDERS' MEETING
APRIL 25, 2012
At our annual shareholders' meeting, shareholders will be asked to:

▪	Proposal No. 1 - Elect three directors;

▪	Proposal No. 2 - Approve, on an advisory basis, our executive compensation program;

▪	Proposal No. 3 - Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012; and

▪	Transact other business properly presented at the meeting.

Ä PLEASE FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ä

PROXY

This proxy will be voted as directed. If no direction is indicated, it will be voted FOR the three director nominees and FOR Proposal Nos. 2 and 3. This proxy is solicited on behalf of the board of directors of Boise Inc.
Please mark your votes like this	X

1.	Proposal No. 1 - Election of Directors NOMINEES: (01) Carl A. Albert (02) Heinrich R. Lenz (03) Jason G. Weiss	FOR all Nominees ☐	WITHHOLD AUTHORITY for all Nominees ☐	2.	Proposal No. 2 - Advisory approval of Boise Inc.'s executive compensation program	FOR	AGAINST	ABSTAIN
						☐	☐	☐
				3.	Proposal No. 3 - Ratification of the appointment of KPMG LLP as Boise Inc.'s independent registered public accounting firm for 2012	FOR	AGAINST	ABSTAIN
						☐	☐	☐
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)				4.	In their discretion, the proxies are authorized to vote on any other matters that may properly be presented at the meeting.

				COMPANY ID:

				PROXY NUMBER:

				ACCOUNT NUMBER:

Signature	____________________________________	Signature	____________________________________	Date	___________________, 2012.
NOTE: Please sign exactly as name appears on this proxy card. When shares are held by joint owners, both owners should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.